PUBLISHED CUSIP NUMBER: 17187MAA8

CREDIT AGREEMENT

Dated as of February 16, 2005

among

CINCINNATI BELL INC.,
as the Borrower,

Certain Subsidiaries of the Borrower
from time to time party hereto,
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent and an L/C Issuer,

PNC BANK, NATIONAL ASSOCIATION
as Swingline Lender and an L/C Issuer,

and

The Other Lenders party hereto

BANC OF AMERICA SECURITIES LLC
and
CREDIT SUISSE FIRST BOSTON
as
Joint Lead Arrangers and Joint Book Managers

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		69
6.01	Existence, Qualification and Power	70
6.02	Authorization; No Contravention	70
6.03	Governmental Authorization; Other Consents	70
6.04	Binding Effect	70
6.05	Financial Statements; No Material Adverse Effect	71
6.06	Litigation	72
6.07	No Default	72
6.08	Ownership of Property; Liens	72
6.09	Environmental Compliance	72
6.10	Insurance	73
6.11	Taxes	73
6.12	ERISA Compliance	73
6.13	Capital Structure/Subsidiaries	73
6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	74
6.15	Disclosure	74
6.16	Compliance with Laws	75
6.17	Intellectual Property	75
6.18	Solvency	75
6.19	Telecommunications Regulatory Matters	75
ARTICLE VII AFFIRMATIVE COVENANTS		76
7.01	Financial Statements	76
7.02	Certificates; Other Information	77
7.03	Notices and Information	78
7.04	Payment of Obligations	78
7.05	Preservation of Existence, Etc.	79
7.06	Maintenance of Properties	79
7.07	Maintenance of Insurance	79
7.08	Compliance with Laws and Contractual Obligations	79
7.09	Books and Records	80
7.10	Inspection Rights	80
7.11	Use of Proceeds	80
7.12	Additional Guarantors	80
7.13	Further Assurances	82
ARTICLE VIII NEGATIVE COVENANTS		82
8.01	Liens	83
8.02	Investments	85
8.03	Indebtedness	88
8.04	Fundamental Changes	91
8.05	Dispositions	91
8.06	Restricted Payments	92
8.07	Change in Nature of Business	93
8.08	Transactions with Affiliates and Insiders	94
8.09	Burdensome Agreements	94
8.10	Use of Proceeds	95
8.11	Financial Covenants	95

8.12	Prepayment of Other Indebtedness, Amendment of Documents, Etc.	96
8.13	Organization Documents; Fiscal Year	97
8.14	Ownership of Subsidiaries	97
8.15	Negative Covenants Applicable to Wireless Holdco	98
8.16	Designated Senior Indebtedness.	98
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		98
9.01	Events of Default	98
9.02	Remedies Upon Event of Default	101
9.03	Application of Funds	101
ARTICLE X ADMINISTRATIVE AGENT		102
10.01	Appointment and Authority	102
10.02	Rights as a Lender	103
10.03	Exculpatory Provisions	103
10.04	Reliance by Administrative Agent	104
10.05	Delegation of Duties	104
10.06	Resignation of Administrative Agent	105
10.07	Non Reliance on Administrative Agent and Other Lenders	106
10.08	No Other Duties, Etc.	106
10.09	Administrative Agent May File Proofs of Claim	106
10.10	Collateral and Guaranty Matters	107
ARTICLE XI MISCELLANEOUS		108
11.01	Amendments, Etc.	108
11.02	Notices. Effectiveness of Electronic Communications	112
11.03	No Waiver; Cumulative Remedies	113
11.04	Expenses; Indemnity; Damage Waiver	114
11.05	Payments Set Aside	115
11.06	Successors and Assigns	116
11.07	Treatment of Certain Information; Confidentiality	120
11.08	Set off	120
11.09	Interest Rate Limitation	121
11.10	Counterparts; Integration; Effectiveness	121
11.11	Survival of Representations and Warranties	122
11.12	Severability	122
11.13	Replacement of Lenders	122
11.14	Governing Law; Jurisdiction; Etc.	123
11.15	Waiver of Jury Trial	124
11.16	Term of Agreement	124
11.17	USA PATRIOT Act Notice	124
11.18	Subordination of Intercompany Debt	125
11.19	Matters Related to Existing Indentures	125
11.20	Permitted Receivables Financings	125

SCHEDULES

1.01A	Existing Letters of Credit
1.01B	Guarantors
2.01	Commitments and Applicable Percentages
6.03	Required Consents, Authorizations, Notices and Filings
6.13(a)	Corporate Structure
6.13(b)	Subsidiaries
8.01	Existing Liens
8.02	Existing Investments
8.03	Existing Indebtedness
11.02	Administrative Agent's Office, Certain Addresses for Notices
11.06	Processing and Recordation Fees

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swingline Loan Notice
C	Form of Revolving Note
C-1	Form of Swingline Note
D	Form of Compliance Certificate
E	Form of Joinder Agreement
F	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, the "Agreement") is entered into as of February 16, 2005 by and among CINCINNATI BELL INC., an Ohio corporation (together with any permitted successors and assigns, the "Borrower"), the Guarantors (as defined herein), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent and an L/C Issuer, and PNC BANK, NATIONAL ASSOCIATION, as Swingline Lender and an L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility in an aggregate amount of $250,000,000 for the purposes hereinafter set forth, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

"1993 Senior Note Documents" means the 1993 Senior Notes, the 1993 Senior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 1993 Senior Notes issued.

"1993 Senior Note Indenture" means the Indenture, dated as of July 1, 1993, between the Borrower, as issuer, and The Bank of New York, as Trustee.

"1993 Senior Notes" means the Borrower's 7¼% Senior Notes due 2023 issued pursuant to the 1993 Senior Note Indenture.

"2003 8⅜% Junior Note Documents" means the 2003 8⅜% Junior Notes, the 2003 8⅜% Junior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 2003 8⅜% Junior Notes are issued.

"2003 8⅜% Junior Note Indenture" means the Indenture, dated as of November 19, 2003, by and among the Borrower, as issuer, the guarantors party thereto and The Bank of New York, as trustee.

"2003 8⅜% Junior Notes" means the Borrower's 8⅜% Senior Subordinated Notes due 2014 issued pursuant to the 2003 8⅜% Junior Note Indenture.

"2003 16% Junior Note Documents" means the 2003 16% Junior Notes, the 2003 16% Junior Note Indenture, the 2003 16% Junior Note Purchase Agreement, the Warrants, the Warrant Agreement and any other agreements, indentures and instruments pursuant to which the 2003 16% Junior Notes or the Warrants are issued.

"2003 16% Junior Note Indenture" means the Indenture, dated as of March 26, 2003, by and among the Borrower, as issuer, the guarantors party thereto and The Bank of New York, as trustee.

"2003 16% Junior Note Purchase Agreement" means the Purchase Agreement dated as of December 9, 2002 among the Borrower, GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

"2003 16% Junior Notes" means the Borrower's 16% Senior Subordinated Discount Notes due 2009 issued pursuant to the 2003 16% Junior Note Indenture.

"2003 Senior Note Documents" means the 2003 Senior Notes, the 2003 Senior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 2003 Senior Notes issued.

"2003 Senior Note Indenture" means the Indenture, dated as of July 11, 2003, by and among the Borrower, as issuer, the guarantors party thereto and The Bank of New York, as Trustee.

"2003 Senior Notes" means the Borrower's 7¼% Senior Notes due 2013 issued by the Borrower pursuant to the 2003 Senior Note Indenture.

"2005 Junior Note Documents" means the 2005 Junior Notes, the 2003 8⅜% Junior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 2005 Junior Notes are issued.

"2005 Junior Notes" means the Borrower's 8⅜% Senior Subordinated Notes due 2014 issued on the Closing Date pursuant to the 2003 8⅜% Junior Note Indenture.

"2005 Senior Note Documents" means the 2005 Senior Notes, the 2005 Senior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 2005 Senior Notes issued.

"2005 Senior Note Indenture" means the Indenture, dated as of the Closing Date, by and among the Borrower, as issuer, and The Bank of New York, as trustee.

"2005 Senior Notes" means the Borrower's 7% Senior Notes due 2015 issued by the Borrower pursuant to the 2005 Senior Note Indenture.

"Acquisition" means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of substantially all of the Capital Stock or all or substantially all of the Property, or a business unit or product line, of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02, or such other domestic address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED AND FIFTY MILLION DOLLARS ($250,000,000).

"Agreement" has the meaning assigned to such term in the heading hereof.

"Applicable Percentage" means as to each Lender, with respect to such Lender's Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender's Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Applicable Rate" means, for the purposes of calculating (a) the Letter of Credit Fees for the purposes of Section 2.03(i), (b) the interest rate applicable to Eurodollar Rate Loans for the purposes of Section 2.08(a), (c) the interest rate applicable to Base Rate Loans for the purposes of Section 2.08(a), and (d) the Commitment Fee for the purposes of Section 2.09(a), the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b) for the four-quarter period ending as of the last day of the fiscal quarter to which such Compliance Certificate relates:

		Applicable Rates
		For Revolving Loans		For Letter of Credit Fees	For Commitment Fee
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	< 3.0 to 1.0	1.25%	0.25%	1.25%	0.50%
2	> 3.0 to 1.0 but < 3.5 to 1.0	1.50%	0.50%	1.50%	0.50%
3	> 3.5 to 1.0 but < 4.0 to 1.0	1.75%	0.75%	1.75%	0.50%
4	> 4.0 to 1.0 but < 4.5 to 1.0	2.00%	1.00%	2.00%	0.50%
5	> 4.5 to 1.0	2.25%	1.25%	2.25%	0.50%

Any increase or decrease in the Applicable Rate for Revolving Loans resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply during the period commencing on the first Business Day after the date on which such Compliance Certificate was required to have been delivered and ending on the date on which delivered. Notwithstanding the foregoing, the Applicable Rate in effect from the Closing Date through the date on which the Borrower is required to deliver the required financial statements and Compliance Certificate for the fiscal quarter ending on or about December 31, 2004 shall be no lower than the Applicable Rate determined based upon Pricing Level 4.

"Arrangers" means Banc of America Securities LLC and Credit Suisse First Boston, acting in their capacities as joint lead arranger and joint book manager, and "Arranger" means either of them.

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

"Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

"Attributed Principal Amount" means, on any day, with respect to any Permitted Receivables Financing, the aggregate principal, stated or invested amount of notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued for cash consideration by the relevant Receivables Financing SPC to Receivables Financiers the proceeds of which are used to finance, in whole or in part, the purchase by such Receivables Financing SPC of Transferred Assets in such Permitted Receivables Financing.

"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2003, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

"Availability Period" means, with respect to the Revolving Commitments, the period from the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

"Bank of America" means Bank of America, N.A. and its successors.

"Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

"Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.

"Base Rate Loan" means a Loan that bears interest based on the Base Rate.

"Base Rate Revolving Loan" means a Revolving Loan that is a Base Rate Loan.

"Borrower" has the meaning specified in the heading hereof.

"Borrowing" means a Committed Borrowing or a Swingline Borrowing, as the context may require.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar

Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Businesses" means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.

"Calculation Date" means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the financial covenants set forth in Section 8.11(a)-(d) on a Pro Forma Basis.

"Calculation Period" means, in respect of any Calculation Date, the period of four fiscal quarters of the Borrower ended as of the last day of the most recent fiscal quarter of the Borrower preceding such Calculation Date for which the Administrative Agent shall have received the Required Financial Information.

"Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Collateral" has the meaning specified in Section 2.03(g).

"Cash Collateralize" has the meaning specified in Section 2.03(g).

"Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500,000,000 (or its foreign currency equivalent at the time) or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the Administrative Agent) or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's

(or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the Administrative Agent) and maturing within one year of the date of acquisition, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with (x) any bank meeting the qualifications specified in clause (b) above or (y) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York, (e) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof, provided that, at the time of acquisition, the long-term debt of such state, political subdivision or public instrumentality has a rating of A (or higher) from S&P or A-2 (or higher) from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the Administrative Agent), (f) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500,000,000 (or its foreign currency equivalent at the time), (g) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million) or its foreign currency equivalent at the time) and (h) Investments, classified in accordance with GAAP as current assets, in money market funds which comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (g).

"CBET" means Cincinnati Bell Extended Territories LLC, an Ohio limited liability company and a Wholly Owned Subsidiary of CBT.

"CBT" means Cincinnati Bell Telephone Company LLC, an Ohio limited liability company and a Wholly Owned Subsidiary of the Borrower.

"CBT 1993 Indenture" means the Indenture, dated as of October 27, 1993, among CBT, as issuer, the Borrower, as guarantor, and the Bank of New York, as trustee.

"CBT 1998 Indenture" means the Indenture, dated as of November 30, 1998, among CBT, as issuer, the Borrower, as guarantor, and the Bank of New York, as trustee.

"CBT Indentures" means a collective reference to the CBT 1993 Indenture and the CBT 1998 Indenture, and "CBT Indenture" means either of them.

"CBT Note Documents" means a collective reference to the CBT Notes, the CBT Indentures, and any other agreements, indentures and instruments pursuant to which any CBT Notes are issued.

"CBT Notes" means a collective reference to (a) the medium term notes issued by CBT pursuant to the CBT 1993 Indenture and (b) CBT's 6.30% Debentures issued pursuant to the CBT 1998 Indenture.

"CBT Subsidiaries" means a collective reference to Cincinnati Bell Telecommunication Services LLC, CBET and each other direct or indirect Subsidiary of CBT, and "CBT Subsidiary" means any of them.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Change of Control" means an event or series of events by which:

(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) there shall occur a "Change of Control" (or any comparable term) under, and as defined in, any Senior Note Indenture, either CBT Indenture, any Junior Note Indenture and/or the documents evidencing or governing any other Subordinated Indebtedness.

"Cingular" means Cingular Wireless LLC (f/k/a AT&T Wireless Services, Inc.)

"Closing Date" means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 10.01.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means a collective reference to all Property with respect to which Liens in favor of the Collateral Agent (for the ratable benefit of the Lenders) are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

"Collateral Agent" means Bank of America, in its capacity as collateral agent under the Collateral Documents, together with any successors or assigns.

"Collateral Documents" means a collective reference to the Security Agreements and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Sections 7.12 and 7.13.

"Committed Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

"Committed Loan" means each Revolving Loan.

"Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

"Commitment" means, as to each Lender, the Revolving Commitment of such Lender.

"Compliance Certificate" means a certificate substantially in the form of Exhibit D.

"Consolidated Capital Expenditures" means, for any period, for the Consolidated Parties on a consolidated basis, all capital expenditures made during such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include Acquisitions.

"Consolidated Cash Taxes" means, for any period, for the Consolidated Parties on a consolidated basis, the aggregate of all income taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

"Consolidated EBITDA" means, for any period, for the Consolidated Parties on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, without duplication (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries, (iii) depreciation and amortization expense, (iv) other non-cash items and (v) restructuring charges in respect of cash payments relating to the Borrower's workforce reduction restructuring plan reported on the Borrower's Form 8-K filed with the SEC on November 3, 2004, taken on or before December 31, 2007, in an aggregate amount not to exceed $20,000,000, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income and (iii) all charges and expenses (other than charges and expenses relating to the Disposition of the Borrower's broadband business in an aggregate amount not exceeding $35,000,000 in the aggregate) which represent a cash realization in respect of any non-cash item that was added back to Consolidated Net Income in the calculation of Consolidated EBITDA for any prior period.

"Consolidated Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio for the four fiscal quarter period ending on such date, of (a) the sum of (i) Consolidated EBITDA minus (ii) Consolidated Capital Expenditures minus (iii) Consolidated Cash Taxes to (b) the sum of (i) Consolidated Interest Charges plus (ii) Consolidated Scheduled Funded Debt Payments.

"Consolidated Funded Indebtedness" means, as of any date of determination, for the Consolidated Parties on a consolidated basis, without duplication, the sum of (a) the principal portion of all obligations for borrowed money, (b) the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by the Consolidated Parties (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) the principal portion of all obligations issued or assumed as the deferred purchase price of Property or services purchased by the Consolidated Parties (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of the Consolidated Parties, (e) the Attributable Indebtedness with respect to Capital Leases and Synthetic Lease Obligations, (f) all direct and contingent reimbursement obligations in respect of financial letters of credit, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit), (g) the principal component or liquidation preference of all preferred Capital Stock issued by such Person and which by the terms thereof could at any time prior to the Maturity Date (other than pursuant to a change of control provision that is defined no more broadly that the definition of "Change of Control" set forth in Section 1.01) be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (h) the outstanding Attributed Principal Amount under any Permitted Receivables Financing (all such Indebtedness of the types described in the forgoing clauses (a) through (h), as to any Person, "Funded Indebtedness"), (i) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured

by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Consolidated Parties, whether or not the obligations secured thereby have been assumed, (j) all Guarantees with respect to Funded Indebtedness of another Person and (k) the Funded Indebtedness of any partnership or unincorporated joint venture in which a Consolidated Party a general partner or a joint venturer to the extent such Indebtedness is recourse to a Consolidated Party.

"Consolidated Interest Charges" means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) all interest expenses of the Consolidated Parties in connection with borrowed money (excluding all Indebtedness and payment obligations referred to in clause (f) of the definition of Indebtedness herein, and including capitalized interest, the interest component under Capital Leases and the implied interest component of Permitted Receivables Financings and Synthetic Lease Obligations) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) cash dividends paid in respect of Permitted Preferred Stock and Other Permitted Equity, but excluding in each case for purposes of clauses (a), (b) and (c) above, (i) any amortization of original issue discount, (ii) the interest portion of any deferred payment obligation, (iii) any other interest not payable in cash, (iv) any financing fees or other charges or expenses, or the amortization thereof, incurred in connection with the issuance of any Indebtedness or preferred Capital Stock or the obtaining of any amendment, waiver or other modification in respect of any Indebtedness or preferred Capital Stock, (v) to the extent included in "interest expense" in accordance with GAAP, any penalties paid or payable in connection with the prepayment of any Indebtedness and (vi) all non-cash interest expense due to the initial recording of any expense item in respect of an obligation classified as a debt obligation under FASB Interpretation No. 45 and all subsequent non-cash adjustments to such amount. For purposes of the foregoing, interest shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to Swap Contracts on a consolidated basis for any period.

"Consolidated Interest Coverage Ratio" means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio, for the four fiscal quarter period ending on such date, of (a) Consolidated EBITDA to (b) Consolidated Interest Charges.

"Consolidated Net Income" means, for any period, for the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

"Consolidated Parties" means a collective reference to the Borrower and the Subsidiaries of the Borrower, and "Consolidated Party" means any one of them.

"Consolidated Scheduled Funded Debt Payments" means, for any period, for the Consolidated Parties on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, "scheduled payments of principal" (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include, to the extent amortizing during such period, the Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05.

"Consolidated Senior Indebtedness" means, as of any date of determination, for the Consolidated Parties on a consolidated basis, without duplication, the sum of the following: (a) the principal portion of the Obligations under the Loan Documents, (b) the principal portion of Consolidated Funded Indebtedness that is not expressly subordinated to the Obligations under the Loan Documents and Secured Hedge Agreements and is secured by any collateral (including, without limitation, the Attributed Principal Amount under any Permitted Receivables Financing), (c) the principal portion of Consolidated Funded Indebtedness which is recourse to any Excluded Subsidiary or to any Property of any Excluded Subsidiary, but excluding any Indebtedness owed to any Consolidated Party and (d) to the extent then due and payable, the Swap Termination Value under Secured Hedge Agreements to which the Borrower or any Subsidiary is a party.

"Consolidated Senior Leverage Ratio" means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio of (a) Consolidated Senior Indebtedness as of such date to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date.

"Consolidated Total Assets" means, as of the last day of any fiscal year of the Consolidated Parties for the Consolidated Parties on a consolidated basis, total assets as determined in accordance with GAAP.

"Consolidated Total Leverage Ratio" means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other consensual undertaking to which such Person is a party or by which it or any of its Property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

"Debt Issuance" means the issuance by any Consolidated Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.01.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the

United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of a stated grace period, or both, would be an Event of Default. It is understood and agreed that the institution of any proceeding under any Debtor Relief Law relating to any Consolidated Party (other than an Immaterial Subsidiary) or to all or any material part of its Property without the consent of such Person shall constitute an immediate Default that with the passage of the 60-calendar day period referred to in Section 9.01(g) would be an Event of Default.

"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

"Discretionary L/C Issuer" has the meaning specified in Section 2.03(b)(v).

"Disposition" or "Dispose" means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise; provided, however, that the term "Disposition" shall be deemed to exclude any Equity Issuance.

"Dollar" and "$" mean lawful money of the United States.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

"Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other bank or financial institution approved by (i) the Administrative Agent and the L/C Issuers, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, agreements or other legally-binding governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous materials, substances or wastes into the environment, including those related to hazardous materials, substances or wastes, air emissions and discharges of hazardous materials, substances or wastes to waste or public systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Issuance" means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term "Equity Issuance" shall not be deemed to include any Disposition.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means any of the following events that the Borrower knows or could reasonably be expected to know occurred: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

"Eurodollar Rate" means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period are offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

"Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

"Event of Default" has the meaning specified in Section 9.01.

"Excluded Disposition" means, with respect to any Consolidated Party, any Disposition consisting of (a) the sale, lease, license, transfer or other disposition of Property in the ordinary course of such Consolidated Party's business, (b) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party's business, (c) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Loan Party, (d) if such Consolidated Party is an Excluded Subsidiary (other than CBT or any CBT Subsidiary), any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any other Excluded Subsidiary, (e) any sale, lease, license, transfer or other disposition of Property by CBT to a CBT Subsidiary, by a CBT Subsidiary to CBT, or among CBT Subsidiaries, (f) the sale, lease, transfer or other disposition of equipment that, in the aggregate for all such equipment during any fiscal year, has a fair market value or book value, which ever is greater, of not more that $1,000,000, (g) any Involuntary Disposition by such Consolidated Party, (h) any Disposition by such Consolidated Party constituting a Permitted Investment, (i) any Disposition of Transferred Assets by such Consolidated Party in connection with a Permitted Receivables Financing, (j) the sale or discount without recourse of delinquent accounts receivable or notes receivable for collection purposes, or the conversion or exchange of delinquent accounts receivable into or for notes receivable in connection with the compromise or collection thereof, each in the ordinary course of business and not intended to constitute a financing arrangement, (k) the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of the applicable Consolidated Party, (l) any sale or granting of any interest in conduits, fibers, dark fiber or an indefeasible right to use dark fiber or fiber capacity, (m) subleases of real Property and licenses of Intellectual Property, in each case entered into in the ordinary course of business and not intended to constitute a financing arrangement; (n) any Wireless Disposition; and (o) any exchange of assets to the extent qualifying for like kind treatment under Section 1031 of the Code.

"Excluded Subsidiaries" means, subject to Section 7.12, (a) CBT and CBET, (b) Wireless LLC, (c) the Mutual Subsidiaries, (d) each Receivables Financings SPC, (e) each Foreign Subsidiary, (f) each Subsidiary created or acquired after the Closing Date as a Joint Venture, or that becomes a Joint Venture as a result of a permitted Disposition, and (g) each Subsidiary created or acquired after the Closing Date in respect of which (i) the Borrower shall have advised the Administrative Agent that it would be a violation of applicable law for such Subsidiary to become a Loan Party or (ii) the Administrative Agent shall have determined that the contractual, operational, expense, tax or regulatory consequences or difficulty of causing such Subsidiary to become a Guarantor would not, in light of the benefits to accrue to the Lenders, justify such Subsidiary becoming a Loan Party, and "Excluded Subsidiary" means any one of them.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a).

"Existing Credit Agreement" means that certain Third Amendment and Restatement of Credit Agreement dated as of November 17, 2003, as amended, among the Borrower and BCSI, Inc., a Delaware corporation, as the borrowers thereunder, a syndicate of lenders, Bank of America, N.A., as syndication agent for the lenders, CitiCorp USA, Inc., as administrative agent for the lenders, Credit Suisse First Boston and The Bank of New York, as co-documentation agents for the lenders, PNC Bank, N.A., Citigroup Global Markets, Inc. and Banc of America Securities LLC, as joint lead arrangers and joint book managers, the various other agents and arrangers party thereto.

"Existing Letters of Credit" means the letters of credit described on Schedule 1.01A.

"FCC" means the Federal Communications Commission or any successor commission or agency of the United States of America having jurisdiction over the federal telecommunications licensing of any Consolidated Party.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

"Fee Letters" means a collective reference to (a) the fee letter agreement, dated January 12, 2005, among the Borrower, the Administrative Agent and Banc of America Securities LLC, and (b) the fee letter agreement, dated January 12, 2005, between the Borrower and Credit Suisse First Boston.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" means any Subsidiary of a Consolidated Party that is not a Domestic Subsidiary.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fully Satisfied" means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized, (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the applicable L/C Issuer(s) or (iv) continued under a credit facility that in part or in whole replaces or refinances this Agreement or otherwise treated in a manner satisfactory to the applicable L/C Issuer(s), in either case, pursuant to an arrangement resulting in the simultaneous termination (in a manner satisfactory to the Administrative Agent, in its sole discretion) of the participations of the Lenders under this Agreement in such Letters of Credit, and (d) the Commitments shall have expired or been terminated in full.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funded Indebtedness" has the meaning assigned to such term in the definition of Consolidated Funded Indebtedness in Section 1.01.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

"Governmental Approval" means, with respect to any Person, any license, permit, or certificate of public convenience and necessity issued to such Person by the FCC, any State PUC or any other Governmental Authority in connection with the operation of the Businesses.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the primary purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion or limited amount thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

"Guarantors" means a collective reference to the Subsidiaries of the Borrower identified as "Guarantors" on the signature pages hereto, and each other Person that subsequently becomes a Guarantor by executing a Joinder Agreement as contemplated by Section 7.12, and "Guarantor" means any one of them. A list of the Guarantors as of the Closing Date is set forth on Schedule 1.01B.

"Guaranty" means the Guarantee made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Honor Date" has the meaning specified in Section 2.03(c)(i).

"Immaterial Subsidiary" means any Subsidiary in respect of which (a) the portion of Consolidated Total Assets (determined as of the last day of the most recent fiscal year of the Borrower with respect to which the Administrative Agent has received the Required Financial Information) attributable thereto (on an unconsolidated basis) is less than 5% of Consolidated Total Assets as of such date or (b) the portion of Consolidated EBITDA (determined as of the last day of the most recent fiscal year of the Borrower with respect to which the Administrative Agent has received the Required Financial Information for the fiscal year ending on such date) attributable thereto (on an unconsolidated basis) is less than 5% of Consolidated EBITDA for such fiscal year; provided, however, the occurrence of any event or condition of the types referred in any of subsections (g), (h), (i) or (k) of Section 9.01 with respect to more than three Immaterial Subsidiaries concurrently shall (subject to any applicable grace period) constitute an Event of Default notwithstanding any other provision to the contrary set forth in this Agreement if the portion of Consolidated Total Assets (determined as provided above) attributable to all of such Immaterial Subsidiaries taken together would constitute more than 15% of Consolidated Total Assets as of the applicable date or if the portion of Consolidated EBITDA (determined as provided above) attributable to all of such Immaterial Subsidiaries taken together would constitute more than 15% of Consolidated EBITDA for the applicable fiscal year

"Incremental Facilities" and "Incremental Facility" shall each have the meaning specified in Section 11.01(b).

"Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (f) all net obligations of such Person under Swap Contracts, (g) all direct and contingent reimbursement obligations in respect of financial letters of credit, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit), (h) the principal component or liquidation preference of all preferred Capital Stock issued by such Person and which by the terms thereof could at any time prior to the Maturity Date (other than pursuant to a change of control provision that is defined no more broadly that the definition of "Change of Control" set forth in Section 1.01) be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (i) the outstanding Attributed Principal Amount under any Permitted Receivables Financing, (j) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guarantees of such Person with respect to Indebtedness of another Person and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

"Indemnified Taxes" means Taxes, other than Excluded Taxes, arising from any payment or obligation hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Indemnitee" has the meaning specified in Section 11.04(b).

"Information" has the meaning specified in Section 11.07.

"Intellectual Property" has the meaning specified in Section 6.17.

"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date.

"Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is 12 months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

"Investment" in any Person means (a) any Acquisition of such Person or its Property, (b) any other acquisition of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (d) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee incurred for the benefit of such Person, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof or are purchases of other Property shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the fair market value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock or other Property as of the date of such contribution or payment less the amount of all returns of capital in respect of such Investment (including, without limitation, pursuant to the Disposition or liquidation of all or part of such Investment) through and including the date of determination. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees. An exchange of assets will be deemed not to constitute an "Investment" to the extent qualifying for like kind treatment under Section 1031 of the Code.

"Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

"IRS" means the United States Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor the applicable L/C Issuer and relating to any such Letter of Credit.

"Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit E hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.12.

"Joint Venture" means any corporation, limited liability company, trust, joint venture, company or partnership which is not a Subsidiary as of the Closing Date and in respect which (a) any of the Consolidated Parties makes (or is deemed to make pursuant to the last paragraph of

Section 8.02) an Investment after the Closing Date that results in one or more Consolidated Parties holding no more than 90% and no less than 10% of the Capital Stock of such Person.

"Junior Note Documents" means a collective reference to the 2003 8⅜% Junior Note Documents, the 2003 16% Junior Note Documents and the 2005 Junior Note Documents.

"Junior Note Indentures" means a collective reference to the 2003 8⅜% Junior Note Indenture and the 2003 16% Junior Note Indenture.

"Junior Notes" means a collective reference to the 2003 8⅜% Junior Notes, the 2003 16% Junior Notes and the 2005 Junior Notes.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when such drawing is made or refinanced as a Borrowing of Revolving Loans.

"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"L/C Issuer" means each of Bank of America and PNC, each in its capacity as an issuer of Letters of Credit hereunder, any Discretionary L/C Issuer, or any successor to Bank of America, PNC or any Discretionary L/C Issuer that becomes an issuer of Letters of Credit hereunder.

"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For the purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"Lenders" means a collective reference to the Persons identified as "Lenders" on the signature pages hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with the terms of Section 11.06 or Section 11.13 or an amendment of this agreement in accordance with the terms of Section 11.01, and "Lender" means any one of them, and, as the context requires, includes the Swingline Lender.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Letter of Credit" means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

"Letter of Credit Fee" has the meaning specified in Section 2.03(i).

"Letter of Credit Expiration Date" means the day that is 7 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

"Letter of Credit Sublimit" means an amount equal to $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan" means any extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan and/or a Swingline Loan, as the context may require. The term "Loan" also shall mean, as appropriate, any portion of the Revolving Loans bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date.

"Loan Documents" means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, the Collateral Documents and the Fee Letters.

"Loan Parties" means, collectively, the Borrower and each Guarantor, and "Loan Party" means any one of them.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material adverse impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents; or (c) a material adverse effect upon the rights or remedies, taken as a whole, of the Administrative Agent or the Lenders under the Loan Documents.

"Material Contract" means, with respect to any Person, each contract or other arrangement to which such Person is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

"Maturity Date" means, as to the Revolving Loans, Letters of Credit (and the related L/C Obligations), February 16, 2010; provided, however, that if on or before the date that is six months prior to the maturity date of the 2003 16% Junior Notes (such date, the "Accelerated Maturity Date"), such notes have not been refinanced, repaid or prepaid or extended to a date later than the Maturity Date applicable to the Revolving Loans, the Maturity Date as to the Revolving Loans, Letters of Credit (and the related L/C Obligations) hereunder shall mean the Accelerated Maturity Date.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Multiemployer Plan" means any employee benefit plan of the type described in Sections 3(37) and 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Mutual Subsidiaries" means, collectively, (i) Mutual Signal Holding Corporation, a Delaware corporation, (ii) Mutual Signal Corporation, a New York corporation, (iii) Mutual Signal Corporation of Michigan, a New York corporation, and (iv) MSM Associates Limited Partnership, a Delaware limited partnership.

"Non-Pledged Subsidiaries" means, subject to Section 7.12, (a) the Mutual Subsidiaries, (b) the CBT Subsidiaries, (c) Wireless LLC, (d) each Subsidiary of an Excluded Subsidiary created or acquired by such Excluded Subsidiary after the Closing Date, (e) each Receivables Financing SPC, (f) each Subsidiary created or acquired after the Closing Date as a Joint Venture, or that becomes a Joint Venture as a result of a permitted Disposition, and (g) each other Subsidiary created or acquired after the Closing Date in respect of which (i) the Borrower shall have advised the Administrative Agent that it would be a violation of applicable law for the Capital Stock of such Subsidiary to be pledged or (ii) the Administrative Agent shall have determined that the contractual, operational, expense, tax or regulatory consequences or difficulty of the Capital Stock of such Subsidiary being pledged would not, in light of the benefits to accrue to the Lenders, justify such pledge, and "Non-Pledged Subsidiary" means any one of them.

"Non-Shared Collateral Security Agreement" means the Non-Shared Collateral Security and Pledge Agreement, dated as of the Closing Date, among the Loan Parties signatories thereto and the Collateral Agent.

"Note" means any Revolving Note or the Swingline Note, as the context may require.

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under (a) any Loan Document with respect to any Loan or Letter of Credit, (b) any Secured Hedge Agreement, and (c) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses, costs and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding

"Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Permitted Equity" means any Capital Stock of the Borrower other than common stock that (a) is a security that is not guaranteed or secured and ranks junior in right of payment to the Obligations, the Senior Notes, the Junior Notes and any Subordinated Indebtedness in all respects, (b) has a term extending to at least August 16, 2010 and is not mandatorily redeemable or putable prior to such date (other than pursuant to a "change of control" that is defined no more broadly than the definition of "Change of Control" set forth in Section 1.01), and (c)  if convertible or exchangeable, is convertible or exchangeable into the common stock of the Borrower or other Capital Stock of the Borrower satisfying the conditions of clauses (a) and (b) of this definition.

"Other Taxes" means all present or future stamp or documentary Taxes or any other excise or Property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Outstanding Amount" means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans or Swingline Loans as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

"Participant" has the meaning specified in Section 11.06(d).

"PBGC" means the United States Pension Benefit Guaranty Corporation.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Permitted Acquisition" means an Acquisition by the Borrower or any Subsidiary of the Borrower permitted pursuant to the terms of Section 8.02(h).

"Permitted Investments" means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.02.

"Permitted Liens" means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.01.

"Permitted Preferred Stock" means the 6¾% Cumulative Convertible Preferred Stock of the Borrower.

"Permitted Receivables Financing" means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) Transferred Assets (a) to any Receivables Financier, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Transferred Assets or interests in such Transferred Assets, or (b) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Transferred Assets, or interests therein, e.g., a sale, conveyance or other transfer to a Receivables Financing SPC followed by a pledge of the Transferred Assets to secure Indebtedness incurred by the Receivables Financing SPC, and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Transferred Assets and/or revolving transactions in which new Transferred Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Transferred Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing SPC) or the Borrower (as applicable) only in respect of the cash flows in respect of such Transferred Assets and to the extent of other customary securitization undertakings in the United States, and provided further that the aggregate Attributed Principal Amount for all Permitted Receivables Financings at any time outstanding shall not exceed $150,000,000.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Pledge Agreements" means a collective reference to the Non-Shared Collateral Pledge Agreement and the Shared Collateral Pledge Agreement.

"PNC" means PNC Bank, National Association and its successors.

"Pro Forma Basis" means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in Section 1.03(c)) of the financial covenants set forth in Section 8.11(a)-(d) in respect of a proposed transaction (a "Specified Transaction") as of the date on which such Specified Transaction is to be effected, the making of such calculation after giving effect on a pro forma basis to:

(a) the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;

(b) the assumption, incurrence or issuance of any Indebtedness by any of the Consolidated Parties (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);

(c) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Consolidated Parties (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;

(d) other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness (other than Indebtedness in an aggregate amount not to exceed $10,000,000 which may be disregarded for purposes of this paragraph (d)) by any of the Consolidated Parties after the first day of the applicable Calculation Period, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and

(e) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction and other than other Indebtedness in an aggregate amount not to exceed $10,000,000 which may be disregarded for purposes of this paragraph (e)) by any of the Consolidated Parties after the first day of the applicable Calculation Period, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.

"Pro Forma Compliance Certificate" means a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with Specified Transaction, such certificate to contain reasonably detailed calculations satisfactory to the Administrative Agent, upon giving effect to the applicable Specified Transaction on a Pro Forma Basis, of the financial covenants set forth in Section 8.11(a)-(d) for the applicable Calculation Period.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Real Properties" means, at any time, a collective reference to each of the facilities and real Properties owned, leased or operated by the Consolidated Parties at such time.

"Receivables Financier" means any Person that is not the Borrower or any Subsidiary or Affiliate of the Borrower (other than a Receivables Financing SPC).

"Receivables Financing SPC" shall mean, in respect of any Permitted Receivables Financing, any Subsidiary or Affiliate of the Borrower to which any Consolidated Party sells, contributes or otherwise conveys any Transferred Assets in connection with such Permitted Receivables Financing.

"Register" has the meaning specified in Section 11.06(c).

"Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates

"Remaining Present Value" means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease, as reasonably determined by the Borrower at the time such lease is entered into.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

"Request for Credit Extension" means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

"Required Financial Information" means, with respect to each fiscal period or quarter of the Borrower, (a) the financial statements required to be delivered pursuant to subsection (a) or (b) of Section 7.01 for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by Section 7.02(b) to be delivered with the financial statements described in clause (a) above.

"Required Lenders" means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments (and participations therein) and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Responsible Officer" means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Loan Party (or the equivalent of any of the foregoing). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means, with respect to any Person, (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding; provided that no such dividend, distribution, redemption, retirement, acquisition or other payment shall constitute a "Restricted Payment" to the extent made solely with the Capital Stock of such Person.

"Revolving Commitment" means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on

Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Revolving Loan" has the meaning specified in Section 2.01.

"Revolving Note" has the meaning specified in Section 2.11(a).

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Sale and Leaseback Transaction" means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party and (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been substantially contemporaneously sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Secured Hedge Agreement" means any Swap Contract of a Loan Party that (a) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (b) is entered into after the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Contract is entered into.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

"Security Agreements" means a collective reference to the Non-Shared Collateral Security Agreement and the Shared Collateral Security Agreement.

"Senior Note Documents" means a collective reference to the 1993 Senior Note Documents, the 2003 Senior Note Documents and the 2005 Senior Note Documents.

"Senior Note Indentures" means a collective reference to the 1993 Senior Note Indenture, the 2003 Senior Note Indenture and the 2005 Senior Note Indenture, and "Senior Note Indenture" means any one of them.

"Senior Notes" means a collective reference to the 1993 Senior Notes, the 2003 Senior Notes and the 2005 Senior Notes.

"Shared Collateral Security Agreement" means the Shared Collateral Security and Pledge Agreement, dated as of the Closing Date, among the Borrower and the Collateral Agent.

"Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specified Transaction" shall have the meaning assigned to such term in the definition of "Pro Forma Basis" set forth in this Section 1.01.

"Spectrum Assets" means any spectrum license granted by the FCC.

"State PUC" means any state Governmental Authority having utility or communications regulatory authority over any Consolidated Party, or any applicable successor agency.

"Subordinated Indebtedness" means, collectively, (a) Indebtedness arising under the Junior Note Indentures and the Junior Notes, and (b) any other Indebtedness of any of the Consolidated Parties which by its terms is subordinated in right of payment to the Obligations on terms, taken as a whole, no less favorable to the Lenders in any material respect than those set forth in the 2003 8⅜% Junior Note Indenture, as in effect on the Closing Date.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Swap Contract" means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Swingline" means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.04.

"Swingline Borrowing" means a borrowing of a Swingline Loan pursuant to Section 2.04.

"Swingline Lender" means PNC, in its capacity as provider of Swingline Loans, or any successor Swingline lender hereunder.

"Swingline Loan" has the meaning specified in Section 2.04(a).

"Swingline Loan Notice" means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

"Swingline Note" has the meaning specified in Section 2.04(g).

"Swingline Sublimit" means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

"Synthetic Lease Obligation" means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease, including, without limitation, any financing lease or other agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which are characterized as the indebtedness of such Person for U.S. tax purposes (without regard to accounting treatment).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Threshold Amount" means $35,000,000.

"Total Revolving Outstandings" means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all L/C Obligations.

"Transferred Assets" means any accounts receivable, notes receivable, rights to future lease payments or residuals (collectively, the "Receivables") owed to or owned by the Borrower or any Subsidiary (whether now existing or arising or acquired in the future), all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables and all guarantees or other obligations in respect of such Receivables, all proceeds of such Receivables and other assets which are of the type customarily granted or transferred in connection with securitization transactions involving receivables similar to such Receivables.

"Treasury Management Agreement" means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

"Type" means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

"United States" and "U.S." mean the United States of America.

"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

"Warrant Agreement" means the Warrant Agreement dated as of March 26, 2003 among the Borrower, GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

"Warrants" means the warrants to purchase shares of the common Capital Stock of the Borrower pursuant to the terms of the Warrant Agreement.

"Wholly Owned Subsidiary" means, with respect to any Person, any other Person 100% of whose Capital Stock (other than directors; qualifying shares or nominee or other similar shares required pursuant to applicable Laws) is at the time owned by such Person directly or indirectly through other Persons 100% of whose Capital Stock (other than directors; qualifying shares or nominee or other similar shares required pursuant to applicable Laws) is at the time owned, directly or indirectly, by such Person.

"Wireless Acquisition" means the acquisition by the Borrower or another Loan Party (or Person that becomes a Loan Party contemporaneously with the consummation of such acquisition) of the Capital Stock of Wireless LLC from Cingular pursuant to the Wireless Acquisition Agreement.

"Wireless Acquisition Agreement" means an agreement entered into by the Borrower or one or more other Loan Parties pursuant to which such Person(s) has(ve) the right to acquire any or all of the Capital Stock of Wireless LLC that is not held by Wireless Holdco.

"Wireless Co." means Cincinnati Bell Wireless Company, an Ohio corporation and a Wholly Owned Subsidiary of the Borrower.

"Wireless Disposition" means the (a) any Disposition of all or any portion of the Capital Stock of Wireless LLC held by the Consolidated Parties and/or all or any portion of the Property of Wireless LLC or (b) the contribution by the Consolidated Parties of all or part of the Capital Stock of Wireless LLC and/or all or any portion of the Property of Wireless LLC to a new wireless Joint Venture.

"Wireless Holdco" means Cincinnati Bell Wireless Holdings LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of Wireless Co.

"Wireless LLC" means Cincinnati Bell Wireless LLC, an Ohio limited liability company and a direct Subsidiary of Wireless Holdco.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements (with such changes as may be approved by the Borrower's accountants, subject to subsection (b) of this Section 1.03); provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, the application of any representation or warranty or any other provision hereof and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, if any party shall so request, then until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Effect of Dispositions and Acquisitions. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 8.11 (including without limitation for purposes of the definitions of "Applicable Rate" and "Pro Forma Basis" set forth in Section 1.01), (i) after consummation of any Disposition of any Subsidiary or business or line of business (other than Dispositions for consideration in an aggregate amount for all such Disposition not to exceed $50,000,000) (A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition of any Subsidiary or business or line of business (other than Acquisitions for consideration in an aggregate amount for all such Acquisitions not to exceed $50,000,000) (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments would give effect to items that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number within the number of places by which such ratio is expressed herein (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender's Revolving Commitment. Within the limits of each Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05(a), and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the irrevocable notice from the Borrower to the Administrative Agent, which may be given by telephone (provided that such telephonic notice complies with the information requirements of the form of Committed Loan Notice attached hereto). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon (x) the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and (y) not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Borrowing consisting of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Subject to Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans having Interest Periods greater than one month without the consent of the Required Lenders. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Revolving Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each applicable L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender's Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. On the Closing Date, each L/C Issuer that has issued an Existing Letters of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender and each Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit in accordance with paragraph (b)(ii) below. On and after the Closing Date, each Existing Letter of Credit shall constitute a Letter of Credit for the purposes hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to all applicants for Letters of Credit from such L/C Issuer; or

(C) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000.

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder;

(iv) No L/C Issuer shall increase or extend any Letter of Credit issued by it if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its increased or extended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer not later than 11:00 a.m. at least two Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, and notice of the proposed issuance or amendment of such Letter of Credit shall be delivered to the Administrative Agent contemporaneously therewith. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; and (F) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit that one or more of the applicable conditions contained in Article V shall not then be satisfied, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit or amendment thereof, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v) Any Lender with a Revolving Commitment (in such capacity, a "Discretionary L/C Issuer") may from time to time, at the written request of the Borrower (with a copy to the

Administrative Agent), and in such Lender's sole discretion, agree to issue one or more Letters of Credit for the account of the Borrower on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the then existing L/C Issuer(s) hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Discretionary L/C Issuer. With respect to each of the Letters of Credit issued (or to be issued) thereby, each of the Discretionary L/C Issuers shall have all of the same rights and obligations under and in respect of this Agreement and the other Loan Documents, and shall be entitled to all of the same benefits (including, without limitation, the rights, obligations and benefits set forth in Sections 2.04, 9.03 and 11.01), as are afforded to the then existing L/C Issuers hereunder and thereunder. The Administrative Agent shall promptly notify each of the Lenders with a Revolving Commitment of the appointment of any Discretionary L/C Issuer. Each Discretionary L/C Issuer shall provide to the Administrative Agent, on a monthly basis, a report that details the activity with respect to each Letter of Credit issued by such Discretionary L/C Issuer (including an indication of the maximum amount then in effect with respect to each such Letter of Credit).

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof and of the date that the L/C Issuer is to make payment under the applicable Letter of Credit (such payment date, the "Honor Date"). Not later than 12:00 noon on the Honor Date (if the Borrower has received notice of such drawing prior to 10:00 a.m. on the Honor Date), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided, however, if such notice has not been received by the Borrower prior to 10:00 a.m. on the Honor Date, the Borrower shall so reimburse the applicable L/C Issuer through the Administrative Agent not later than 12:00 noon on the Business Day immediately following the day that the Borrower receives such notice. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Committed Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each

Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.02 (other than delivery of a Committed Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Related Party of such L/C Issuer, nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the applicable L/C Issuer's willful misconduct or gross negligence or the applicable L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, and the Administrative Agent or the Required Lenders so request, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). Section 2.05 and Section 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. "Cash Collateral" means cash or deposit account balances used to Cash Collateralize an obligation, and all proceeds thereof. The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit accruing at the Applicable Rate in effect from time to time multiplied by the daily amount available to be drawn under such Letter of Credit. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears, and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee for each Letter of Credit in such amount as may be agreed to by the Borrower and the applicable L/C Issuer. Such fronting fee shall be (i) computed on a quarterly basis in arrears, and (ii) due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swingline Loans

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a "Swingline Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender (other than the Swingline Lender), plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender's Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower's irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 1:00 p.m. on the requested borrowing date (or such later time as the Swingline Lender shall agree to in the case of any Swingline Borrowing) with a copy to the Administrative Agent, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or a whole multiple of $10,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent within one hour of the Borrower's notice requesting a Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied (a copy of which notice shall be delivered simultaneously to the Borrower by the Administrative Agent), then, subject to the terms and conditions hereof, the Swingline Lender will, promptly by in any event not later than 2:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower in immediately available funds.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent's Office not later than 10:00 a.m. on the day specified in such Committed Loan Notice (which day shall be not sooner than the first Business Day following the date on which such Committed Loan Notice is delivered), whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the

Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender's payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender's obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the form of Exhibit C-1.

2.05 Prepayments.

(a) Voluntary Prepayments of Loans.

(i)
Committed Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time (i) voluntarily prepay Base Rate Committed Loans in whole or in part without premium or penalty, and (ii) subject to Section 3.05, voluntarily prepay Eurodollar Rate Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and  (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)	Swingline Loans. The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 11:00 a.m. (or such later time as may be acceptable to the Swingline Lender) on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

2.06 Termination or Reduction of Aggregate Revolving Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. A notice of termination of all the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.07 Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date that is fifteen (15) Business Days after such Loan is made (or, provided that the aggregate outstanding amount of all Swingline Loans does not exceed $5,000,000, such later date as shall be acceptable to the Swingline Lender) and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, unless otherwise agreed to by the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee accruing at the Applicable Rate in effect from time to time multiplied by the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.

(b) Other Fees. The Borrower shall pay (i) to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters, and (ii) to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. In each case such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such Lender's Revolving Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit C (a "Revolving Note"). Each Lender may attach schedules to its Revolving Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

2.12 Payments Generally; Administrative Agent's Clawback.

(a) General. All payments to be made by the Borrower shall be made without deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 4:00 p.m. may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or make its payment pursuant to Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such
Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Borrower.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender and L/C Issuer that is a United States Person, as defined in Section 7701(a)(30) of the Code (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

(f) Treatment of Certain Refunds. If the Administration Agent, any Lender or any L/C Issuer shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of the Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 3.01, the Administrative Agent or such Lender or such L/C Issuer, as applicable, shall promptly notify the Borrower of the availability of such refund claim and, if the Administrative Agent or such Lender or L/C Issuer, as applicable, determines in good faith that making a claim for a refund will not have an adverse effect on its Taxes or business operations, shall, within 60 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or such L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest
Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or continue into new interest periods Eurodollar Rate Loans shall be suspended until the Administrative Agent (in its sole discretion or upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or such L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered, in each case upon receipt of a written request of such Lender or such L/C Issuer showing the computation of such amount in reasonable detail and certifying that it is the general practice of such Lender or such L/C Issuer to charge such amount to its borrowers.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender's or such L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such L/C Issuer's capital or on the capital of such Lender's or such L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such L/C Issuer's policies and the policies of such Lender's or such L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company for any such reduction suffered, in each case upon receipt of a written request of such Lender or L/C Issuer showing the computation of such amount in reasonable detail and certifying that it is the general practice of such Lender or L/C Issuer to charge such amount to its borrowers.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, showing the computation of such amount or amounts in reasonable detail and delivered to the Borrower shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or such L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or such L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender reasonably and in good faith, which determination shall be conclusive absent demonstrable error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender together with a computation in reasonable detail of such additional interest. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses; Breakage Payments.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

Such loss, cost or expense to any Lender shall be deemed to equal an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would offer were it to offer, at the commencement of such period, for dollar deposits of a comparable amount and period from major banks in the London interbank eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall also pay any customary administrative fees charged by the Administrative Agent in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any significant respect to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each applicable Affiliate of a Lender that is party to a Secured Hedge Agreement or a Treasury Management Agreement (and each Person (and/or each applicable Affiliate thereof) that ceases to be a Lender as a result of an assignment in accordance with the terms of Section 11.06 or Section 11.13 or an amendment of this agreement in accordance with the terms of Section 11.01 that is party to a Secured Hedge Agreement), the Collateral Agent and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Secured Hedge Agreements or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Hedge Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that its rights of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV shall not be enforceable until, and shall be subordinate and subject in right of payment to, the Obligations, until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Hedge Agreement or any Treasury Management Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Hedge Agreement or any Treasury Management Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Hedge Agreement or any Treasury Management Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent, the Collateral Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, the Collateral Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the
Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Closing Date and Initial Credit Extension.

The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents, Organization Documents, Etc. The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the other Loan Documents;

(ii) a Revolving Note executed by the Borrower in favor of each Lender, and a Swingline Note in favor of the Swingline Lender;

(iii) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental
Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in the jurisdiction of its incorporation or organization.

(b) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i) a legal opinion of Cravath, Swaine & Moore LLP, special counsel for the Loan Parties; and

(ii) a legal opinion of The Law Offices of Thomas W. Bosse, PLLC, Esq., special Ohio counsel for each Loan Party organized in the State of Ohio.

(c) Personal Property Collateral. The Administrative Agent shall have received:

(i) searches of Uniform Commercial Code filings in the jurisdiction of organization of each Loan Party and the chief executive office of each Loan Party, and copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) all certificates evidencing any certificated Capital Stock pledged to the Collateral Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such Capital Stock is uncertificated such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

(iii) searches of ownership of, and Liens on, Intellectual Property of each Loan Party in the appropriate governmental offices; and

(iv) all instruments in the possession of any of the Loan Parties evidencing any Indebtedness owed by an Excluded Subsidiary to a Loan Party, together with such allonges or assignments as may be necessary to perfect the Collateral Agent's security interest in such Indebtedness.

(d) Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that

(i) the conditions specified in Section 5.02(a) and (b) have been satisfied, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof), and (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect.

(e) Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of the Consolidated Parties on a consolidated basis.

(f) Fees. Any fees required to be paid on or before the Closing Date shall have been paid.

(g) Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(h) Existing Credit Agreement. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.

(i) Proceeds of 2005 Senior Notes and the 2005 Junior Notes. The Borrower shall have contemporaneously received gross proceeds of at least $300,000,000 from the issuance by the Borrower of (i) the 2005 Senior Notes and (ii) the 2005 Junior Notes, in each case on the terms contemplated by the latest draft thereof posted to Intralinks prior to the Closing Date, with no changes therefrom other than such as the Administrative Agent shall have determined are not materially adverse to the Lenders. The Administrative Agent shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete of the 2005 Senior Note Indenture and the applicable supplement to the 2003 8⅜% Junior Note Indenture, each as originally executed and delivered, together with all schedules and exhibits thereto.

(j) Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date.

(k) No Default. No Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds thereof.

5.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans), is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any certification or representation provided in writing to the Administrative Agent or the Collateral Agent by a Responsible Officer of a Loan Party under or in connection with this Agreement or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from, such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Consolidated Party (a) is duly organized or formed, validly existing and in good standing (to the extent applicable in its jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing (to the extent applicable in its jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) except for Liens under the Loan Documents and the lien creation requirements of the 1993 Senior Note Indenture, any Material Contract to which such Person is a party or affecting such Person or the Property of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB). Each Loan Party and each Subsidiary thereof is in compliance in all material respects with all Contractual Obligations, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) consents, authorizations, notices and filings described in Schedule 6.03, all of which have been obtained or made or have the status described in such Schedule 6.03 and (b) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable

Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case to the extent required to be disclosed by GAAP.

(b) The unaudited consolidated and consolidating balance sheet of the Consolidated Parties dated September 30, 2004 and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) During the period from December 31, 2003 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated (and, in the case of the annual statements, consolidating) financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(e) There has not occurred a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, since the date of the Audited Financial Statements.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions the consummation of which is a condition precedent to the Closing Date, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens.

Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, or other applicable rights in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Parties is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except in each case as where the existence and/or occurrence of any of the following could not reasonably be expected to have a Material Adverse Effect:

(a) All operations of each Consolidated Party at the Real Properties are in compliance with all applicable Environmental Laws, no Consolidated Party has violated any Environmental Law with respect to the Real Properties or the Businesses, no Consolidated Party has caused, and, to the knowledge of the Responsible Officers of the Loan Parties, no other Person has caused, any conditions relating to the Real Properties or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) No Consolidated Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or alleged liability pursuant to Environmental Laws with regard to any of the Real Properties or the Businesses.

(c) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party, or, to the knowledge of the Responsible Officers of the Loan Parties, by any other Person on behalf of a Consolidated Party, in violation of, or in a manner that would give rise to liability under, any applicable Environmental Law.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are any Consolidated Parties subject to any consent decrees, consent orders, administrative orders, or other administrative or judicial requirements outstanding under any Environmental Law.

(e) There has been no release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party, or, to the knowledge of the Responsible Officers of the Loan Parties, of any other Person in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws.

6.10 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6.11 Taxes.

The Consolidated Parties have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that failure to do so could not reasonably be expected to result in Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

6.13 Capital Structure/Subsidiaries.

The corporate capital and ownership structure of the Consolidated Parties as of the Closing Date is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list as of the Closing Date with respect to each of the direct and indirect Subsidiaries of the Borrower of (i) jurisdiction of incorporation or formation, (ii) number of shares of each class of

Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than those arising under or contemplated in connection with the Loan Documents). Other than as set forth in Schedule 6.13(b), none of the Borrower's Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock (other than Wireless LLC). As of the Closing Date, the Borrower has no Foreign Subsidiaries.

6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Loan Parties (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940 or (iii) is subject to regulation under any other Law which limits its ability to incur Indebtedness.

6.15 Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it that are not disclosed in its public filings with the SEC and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented from time to time by other information so furnished, and taken together with the information disclosed in the Borrower's public filings with the SEC, as such information is modified or supplemented by other information so disclosed) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws.

Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property.

Each Consolidated Party owns, or has the legal right to use, all material trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of the Intellectual Property or the validity or effectiveness of the Intellectual Property, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of the Intellectual Property by any Consolidated Party or the granting of a right or a license in respect of the Intellectual Property from any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18 Solvency.

The Consolidated Parties are Solvent on a consolidated basis.

6.19 Telecommunications Regulatory Matters.

(a) Each Consolidated Party has obtained all material Governmental Approvals of any Governmental Authority having jurisdiction over such Consolidated Party, which Government Approvals are necessary for the operation of the Businesses. All Governmental Approvals of such Consolidated Party are in full force and effect, are duly issued in the name of, or validly assigned to, such Consolidated Party and such Consolidated Party has the power and authority to operate thereunder, except in each case to the extent the failure thereof could not reasonably be expected to result in a Material Adverse Effect.

(b) No consent or approval of, or notification to, the FCC, a State PUC or any other Governmental Authority responsible for telecommunications matters is required in connection with the consummation of this Agreement of the making of the Loans, except where the failure to obtain such consent or approval, or to give such notification could not reasonably be expected to result in a Material Adverse Effect.

(c) There are no proceedings pending or, to the knowledge of the Borrower, threatened from or before the FCC, a State PUC or any other Governmental Authority responsible for telecommunications matters naming any of the Consolidated Parties, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent:

(a) after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent, as soon as available, but in any event within 15 days after it files or is required to file the same with the SEC (whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification, together with unaudited consolidating statements certified by a Responsible Officer of the Borrower to the effect that such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent, as soon as available, but in any event within 15 days after it files or is required to file the same with the SEC (whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants (which may be limited to accounting matters) certifying such financial statements;

(b) concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2005), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) at least 30 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Consolidated Parties containing, among other things, pro forma financial statements for the next fiscal year, beginning with an annual business plan and budget for fiscal year 2006;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01 or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower's website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent are offered access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents become available on the website of the SEC at http://www/sec/gov; provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents (other than those referred to in clause (d) above that have been posted to the SEC's website) and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices and Information.

(a) Promptly notify the Administrative Agent of the occurrence of any Default known to any Responsible Officer of the Borrower and the nature thereof.

(b) Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including those resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Consolidated Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Consolidated Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Consolidated Party, including pursuant to any applicable Environmental Laws.

(c) Promptly notify the Administrative Agent of the occurrence of any ERISA Event that could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount.

(d) Promptly notify the Administrative Agent of any material change in internal accounting policies or internal financial reporting practices by any Consolidated Party that will have a material effect on financial statement results.

(e) At the time of delivery of the financial statements and reports provided for in Section 7.01(a), deliver to the Administrative Agent a report signed by an Responsible Officer of the Borrower setting forth (i) a list of registration numbers for all material patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party since the last day of the immediately preceding fiscal year and (ii) a list of all material patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.

Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its obligations (other than Indebtedness) and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the applicable Consolidated Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon any material portion of its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, and except to the extent that non-payment thereof does not result in an Event of Default under Section 9.01(f).

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

Maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (it being understood that, to the extent consistent with prudent business practices of Person carrying on a similar business in a similar location as the Consolidated Parties, a program of self-insurance for first or other loss layers may be utilized in an aggregate amount not to exceed $50,000,000).

7.08 Compliance with Laws and Contractual Obligations.

Comply with the requirements of all Laws, all Contractual Obligations and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (a) such requirement of Law, Contractual Obligation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and, with the prior written consent of the Borrower (not to be unreasonably withheld) make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, and, at any time when an Event of Default has occurred and is continuing, at the expense of the Borrower.

7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions for general corporate purposes, in each case not in contravention of any Law or of any Loan Document, and including on the Closing Date to refinance in part existing Indebtedness of the Consolidated Parties and to pay certain transaction costs incurred in connection with such refinancing and obtaining the agreement of the holders of the 2003 Senior Notes to the first supplemental indenture dated as of January 28, 2005, to the 2003 Senior Note Indenture.

7.12 Additional Guarantors.

(a) General. Notify the Administrative Agent at the time that any Person becomes a Subsidiary of a Loan Party, and within 30 days thereafter (or such later date as the Administrative Agent shall agree in its reasonable discretion), (i) unless such Person is an Excluded Subsidiary, cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (B) deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Administrative Agent and (ii) unless such Person is a Non-Pledged Subsidiary, cause the Capital Stock of such Person owned by the Loan Parties to be pledged to the Collateral Agent (for the benefit of the Lenders) as and to the extent required by Section 7.13.

(b) CBT and CBET. Notwithstanding any provision to the contrary set forth herein or in any other Loan Document, at such time, if ever, that (i) CBT and/or CBET, as applicable, ceases to be subject to all applicable Laws, including all regulations relating to telecommunications businesses by all Governmental Authorities which prohibit, restrict or require regulatory approval for (A) the pledging of assets or (B) the incurrence of Indebtedness and (ii) any action described in either of clause (A) or (B) above could not, in the determination of the Borrower reasonably exercised, be expected to result in any such Governmental Authority taking an action or refusing to take an action which action or refusal to take any action could have a material adverse effect on CBT and/or CBET, as applicable, then (x)(1) CBT and/or CBET, as applicable, shall cease to be an Excluded Subsidiary and (2) each applicable CBT Subsidiary shall cease to be a Non-Pledged Subsidiary and (y) the Loan Parties shall within 30 days thereafter (or such later date as the Administrative Agent shall agree in its reasonable discretion) (1) cause CBT and/or CBET, as applicable, to (I) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (II) deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Administrative Agent and (2) cause the Capital Stock of each CBT Subsidiary owned by it to be pledged to the Collateral Agent (for the benefit of the Lenders) as and to the extent required by Section 7.13.

(c) Wireless LLC. Notwithstanding any provision to the contrary set forth herein or in any other Loan Document, but subject to applicable Laws, including all regulations relating to telecommunications businesses by all Governmental Authorities which prohibits, restricts or requires regulatory approval for the pledging of assets, upon the closing of the Wireless Acquisition, (i) Wireless LLC shall cease to be an Excluded Subsidiary and a Non-Pledged Subsidiary and (ii) the Loan Parties shall within 30 days thereafter (or such later date as the Administrative Agent shall agree in its reasonable discretion) (A) cause Wireless LLC to (1) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (2) deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Administrative Agent, and (B) cause all of the Capital Stock of Wireless LLC owned by the Loan Parties to be pledged to the Collateral Agent (for the benefit of the Lenders) as and to the extent required by Section 7.13. Notwithstanding the provisions of this Section 7.12(c), in the event that Wireless LLC becomes a Guarantor as contemplated by the immediately preceding sentence and thereafter any Wireless Disposition involving the Disposition of all or any portion of the Capital Stock of Wireless LLC is consummated, then the Administrative Agent shall take such action as contemplated by Section 10.10 to evidence the release of the Collateral Agent's Lien on the Property and Capital Stock of Wireless LLC, and the release of Wireless LLC from all of its obligations under the Loan Documents and, automatically, Wireless LLC shall, if applicable, be deemed to be an Excluded Subsidiary and a Non-Pledged Subsidiary.

(d) Other Excluded Subsidiaries; Non-Pledged Subsidiaries. Notwithstanding any provision to the contrary set forth herein or in any other Loan Document, but subject to applicable Laws, including all regulations relating to telecommunications businesses by all Governmental Authorities which prohibits, restricts or requires regulatory approval for the pledging of assets:

(i) in the event that (A) any Subsidiary which is an Excluded Subsidiary by virtue of clause (f) of the definition of "Excluded Subsidiaries" set forth in Section 1.01 becomes a Wholly Owned Subsidiary, (B) any Subsidiary which is an Excluded

Subsidiary by virtue of clause (g)(i) of the definition of "Excluded Subsidiaries" set forth in Section 1.01 could become a Loan Party without causing a violation of applicable law or (C) the Administrative Agent shall have reasonably determined as a result of a change in fact, law or circumstance that any Subsidiary which is an Excluded Subsidiary by virtue of clause (g)(ii) of the definition of "Excluded Subsidiaries" set forth in Section 1.01 should become a Loan Party, then (1) such Subsidiary shall cease to be an Excluded Subsidiary and (2) the Loan Parties shall within 30 days after receipt of notice of such determination (or such later date as the Administrative Agent shall agree in its reasonable discretion) cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Administrative Agent; or

(ii) in the event that (A) any Subsidiary which is a Non-Pledged Subsidiary by virtue of clause (f) of the definition of "Non-Pledged Subsidiaries" set forth in Section 1.01 becomes a Wholly Owned Subsidiary, (B) the Capital Stock of any Subsidiary which is a Non-Pledged Subsidiary by virtue of clause (g)(i) of the definition of "Non-Pledged Subsidiaries" set forth in Section 1.01 could be pledged to the Collateral Agent without causing a violation of applicable law or (C) the Administrative Agent shall have reasonably determined as a result of a change in fact, law or circumstance that the Capital Stock of any Subsidiary which is a Non-Pledged Subsidiary by virtue of clause (g)(ii) of the definition of "Non-Pledged Subsidiaries" set forth in Section 1.01 should be pledged to the Collateral Agent, then (1) such Subsidiary shall cease to be a Non-Pledged Subsidiary and (2) the Loan Parties shall within 30 days after receipt of notice of such determination (or such later date as the Administrative Agent shall agree in its reasonable discretion) cause the Capital Stock of such Subsidiary to be pledged to the Collateral Agent (for the benefit of the Lenders) as and to the extent required by Section 7.13.

7.13 Further Assurances.

Cause (i) all of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than any Non-Pledged Subsidiary) owned by the Loan Parties and (ii) 66% of the issued and outstanding Capital Stock of each Foreign Subsidiary (other than any Non-Pledged Subsidiary) directly owned by each Loan Party to be subject at all times to a valid and perfected, first priority Lien (subject only to Permitted Liens) in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents.

ARTICLE VIII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) such Lien shall not apply to any other Property of the Consolidated Parties, (ii) the maximum amount secured or benefited thereby is not increased, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03;

(c) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(i);

(i) Liens securing Indebtedness permitted under Section 8.03(e) or (n), provided that (i) such Liens do not at any time encumber any Property other than the

Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not, at the time incurred, exceed the cost or fair market value, whichever is lower, of the Property being acquired, constructed or improved on the date of acquisition, construction or improvement, as applicable, and (iii) such Liens attach to such Property concurrently with or within 180 days after the acquisition or completion of construction or improvement, as applicable, thereof;

(j) subleases of real Property and licenses of Intellectual Property granted to other Persons, in each case (i) entered into in the ordinary course of its business, (ii) not intended to constitute a financing arrangement, and (iii) not interfering in any material respect with the business of any Consolidated Party;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(p) Liens existing or deemed to exist in connection with any Permitted Receivables Financing, but only to the extent that any such Lien relates to the applicable Transferred Assets purported to be sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(q) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(r) any interest of title of a buyer in connection with, and Liens arising from Uniform Commercial Code financing statements relating to, a sale of receivables permitted by this Agreement;

(s) any Lien on Property not owned by the Borrower or any Subsidiary on the Closing Date that is in existence at the time that such Property is acquired by the Borrower or any Subsidiary or at the time that the Person that owns such Property becomes a Subsidiary, provided that such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary, as the case may be;

(t) Liens, leases, and grants of indefeasible rights of use, rights of use and similar rights in respect of capacity, dark fiber and similar assets of the Consolidated Parties in the ordinary course of business either existing as of the Closing Date or as permitted pursuant to Section 8.05; and

(u) other Liens (other than Liens on Capital Stock of any Subsidiary) securing Indebtedness or other obligations in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

8.02 Investments.

Make any Investments, except:

(a) Investments held by such Loan Party or such Subsidiary in the form of Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02) not to exceed $30,000,000 at any time outstanding;

(d) Investments in any Person which is a Loan Party prior to giving effect to such Investment;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees constituting Indebtedness permitted by Section 8.03 (other than Section 8.03(c)), to the extent such Guarantees also constitute Investments;

(g) the Wireless Acquisition and (without double-counting for purposes of determining compliance with the numerical limit applicable hereunder) Investments in one or more Wholly Owned Subsidiaries to enable such Subsidiaries to make the Wireless Acquisition; provided that (i) the aggregate cash consideration paid by the Consolidated Parties does not exceed $125,000,000 and (ii) upon consummation thereof, Wireless LLC shall be a Wholly Owned Subsidiary of the Borrower;

(h) Investments consisting of an Acquisition (other than the Wireless Acquisition) by the Borrower or any Subsidiary of the Borrower and (without double-counting for purposes of determining compliance with the numerical limit applicable hereunder) Investments in Wholly-Owned Subsidiaries to enable such Subsidiaries to make such Acquisitions; provided that

(i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof);

(ii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

(iii) if the aggregate purchase price to be paid by the Borrower and/or its Subsidiaries in connection with such Acquisition exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information;

(iv) no Default shall have occurred and be continuing both before and immediately after the time such Acquisition is consummated;

(v) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, absent any adverse tax consequences for the Borrower or any Subsidiary, such transaction shall be effected by having such equity interest acquired by a holding Person directly or indirectly wholly-owned by the Borrower and newly formed for the sole purpose of effecting such transaction;

(vi) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn-out payments, but excluding consideration consisting of (A) any Capital Stock of the Borrower issued to the seller of the Capital Stock or Property acquired in such Acquisition, (B) amounts not in excess of the aggregate cumulative proceeds of any Equity Issuance by the Borrower consummated subsequent to the Closing Date and not more than 365 days prior to the date that such Acquisition is consummated, provided that such amounts have not previously served as the basis for allowing a Restricted Payment pursuant to Section 8.06(d), any other Acquisition pursuant to this subsection (h)(vi) or any prepayment under Section 8.12(b)(ii), and (C) amounts not in excess of the aggregate cumulative proceeds of any Disposition, Excluded Disposition or Involuntary Disposition consummated subsequent to the Closing Date and not more than 365 days prior to the date that such Acquisition is consummated, provided that such amounts have not previously served as the basis for allowing a Restricted Payment pursuant to Section 8.06(e) or any other Acquisition pursuant to this subsection (h)(vi)) paid by the Consolidated Parties for all such Acquisitions occurring after the Closing Date (net, in the case of each such Acquisition, of return of capital received at or prior to the time of determination) shall not exceed $250,000,000;

(i) Investments made with the proceeds of an Equity Issuance by the Borrower so long as the proceeds thereof are not otherwise required to be applied to the prepayment of the Loans pursuant to the terms of this Agreement;

(j) Investments in a Receivables Financing SPC made in connection with a Permitted Receivables Financing;

(k) Investments in Foreign Subsidiaries in an aggregate outstanding amount at any time for all such Investments made after the Closing Date pursuant to this subsection (l) not to exceed $5,000,000;

(l) in addition to the Wireless Acquisition, (i) Investments in Wireless LLC resulting in Wireless LLC owning Spectrum Assets in an aggregate outstanding amount at any time for all such Investments made after the Closing Date pursuant to this subsection (l)(i) not to exceed $200,000,000 and (ii) other Investments in Wireless LLC in an aggregate outstanding amount at any time for all such Investments made after the Closing Date pursuant to this subsection (l)(ii) not to exceed $30,000,000;

(m) Investments in CBT and in any Subsidiary of CBT;

(n) Investments in Excluded Subsidiaries consisting of Guarantees of operating leases entered into in the ordinary course of business or of other obligations not constituting Indebtedness incurred in the ordinary course of business;

(o) loans and advances by Loan Parties to Excluded Subsidiaries evidenced by promissory notes that have been pledged and delivered to the Administrative Agent in accordance with the terms of the Security Agreement;

(p) Investments in Joint Ventures (in addition to Investments permitted pursuant to clauses (g), (l), (n) and (o) above and any Wireless Disposition) in an aggregate outstanding amount at any time for all such Investments made after the Closing Date not to exceed $200,000,000; provided, however, that no more $50,000,000 of such Investments may be made in Joint Ventures which are not Subsidiaries;

(q) Investments by Subsidiaries which are Joint Ventures;

(r) Investments by BRFS LLC in a Consolidated Party and/or by a Consolidated Party in BRFS, in each case made in the form of intercompany debt and for cash management purposes in connection with cash management system of the Borrower and its Subsidiaries;

(s) to the extent constituting or resulting in an Investment, any Wireless Disposition; and

(t) other Investments not otherwise permitted by this Section 8.02 in an aggregate outstanding amount at any time for all such Investments made after the Closing Date pursuant to this subsection (t) not to exceed $30,000,000.

Notwithstanding any provision to the contrary set forth in this Agreement (including, without limitation, the definition of "Joint Venture" set forth in Section 1.01), the Disposition by any of the Consolidated Parties of any portion (but not all) of the Capital Stock of any Wholly Owned Subsidiary acquired or created after the Closing Date shall be deemed to constitute an Investment in a Joint Venture in an amount equal to the book value of the Capital Stock of such Person retained by the Consolidated Parties immediately after giving effect to such Disposition.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents (including Indebtedness in respect of any Incremental Facility established in accordance with the terms of Section 11.01(b));

(b) Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and set forth in Schedule 8.03, and renewals, refinancings, replacements and extensions thereof that do not (i) increase the amount of such Indebtedness (except by the amount of a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith), (ii) shorten the final maturity or the average life to maturity of such Indebtedness or (iii) cause the terms of subordination, if any, taken as a whole, of such Indebtedness to be materially less favorable to the Lenders than the terms of subordination, taken as a whole, under the 2003 8⅜% Junior Note Indenture, as in effect on the Closing Date;

(c) intercompany Indebtedness and Guarantees with respect to Indebtedness, so long as in each case the related Investment made by the holder of such Indebtedness or by the provider of such Guarantee, as applicable, is permitted under Section 8.02 (other than Section 8.02(f));

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly hedging or mitigating risks associated with liabilities, commitments, investments, assets, or Property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person (including Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary), and not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (excluding obligations in respect of Capital Leases and Synthetic Lease Obligations) hereinafter incurred by the Borrower or any of its Subsidiaries in an aggregate principal amount that, when taken together with the Remaining Present Value of outstanding leases (other than Capital Leases and Synthetic Leases) relating to Sale and Leaseback Transactions entered into in accordance with Section 8.05(ii), does not exceed $100,000,000 at any one time outstanding;

(f) unsecured Indebtedness of the Borrower arising under the 2005 Senior Note Documents and, to the extent relating to the 2005 Junior Notes, the 2005 Junior Note Documents (and unsecured Guarantees thereof by any Guarantor), in an aggregate principal amount for all such Indebtedness at any time outstanding pursuant to this subsection (f) not to exceed $350,000,000, and renewals, refinancings, replacements and extensions thereof that do not (i) increase the amount of such Indebtedness (except by the amount of a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith), (ii) shorten the final maturity or the average life to maturity of such Indebtedness or (iii) in the case of any renewal, refinancing, replacement or extension of the 2005 Junior Notes, cause the terms of subordination, taken as a whole, of such Indebtedness to be materially less favorable to the Lenders than the terms of subordination, taken as a whole, under the 2003 8⅜% Junior Note Indenture, as in effect on the Closing Date;

(g) obligations of the Borrower or any of its Subsidiaries in connection with any Permitted Receivables Financing, to the extent such obligations constitute Indebtedness;

(h) Indebtedness of any Person in existence at the time that such Person becomes a Subsidiary after the Closing Date, provided that such Indebtedness is not created in contemplation of or in connection with such Person becoming a Subsidiary, and renewals, refinancings, replacements and extensions thereof that do not (i) increase the amount of such Indebtedness (except by the amount of a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith) or (ii) shorten the final maturity or the average life to maturity of such Indebtedness;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and extinguished within two Business Days of its incurrence;

(j) Guarantees of obligations of any Consolidated Party for customary indemnification, purchase price adjustments and similar obligations arising under purchase and sale agreements entered into in respect of Acquisitions and Dispositions permitted under Section 8.02 or Section 8.05, as applicable, and reimbursement obligations of any Consolidated Party in respect of letters of credit, surety bonds and performance bonds delivered in connection therewith;

(k) Indebtedness of Excluded Subsidiaries in an aggregate principal amount which shall not, at the time when created, incurred or assumed, exceed $200,000,000 at any time outstanding;

(l) additional unsecured Indebtedness of the Borrower (and unsecured Guarantees thereof by any Guarantor), provided that (i) the terms, taken as a whole, of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Consolidated Parties or the Lenders than the terms of documents governing or evidencing the 2005 Senior Notes, as in effect on the Closing Date, (ii) either (A) the proceeds of such Indebtedness are used to refinance then existing Indebtedness of the Borrower or (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such additional Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)-(d) as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information and (iii) in the case of Indebtedness incurred pursuant to clause (ii)(B) above, the aggregate principal amount of all such Indebtedness incurred after the Closing Date (together with any accumulated, pay-in-kind, or capitalized interest thereon) shall not exceed $200,000,000;

(m) additional unsecured Subordinated Indebtedness of the Borrower (and unsecured Guarantees thereof by any Guarantor that are subordinated to the Obligations on identical terms), provided that (i) the terms, taken as a whole, of any such Subordinated Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Consolidated Parties or the Lenders than the terms of documents governing or evidencing the 2003 8⅜% Junior Notes, as in effect on the Closing Date, and (ii) either (A) the proceeds of such Subordinated Indebtedness are used to refinance then existing Subordinated Indebtedness of the Borrower or (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such additional Subordinated Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)-(d) as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information;

(n) Indebtedness arising under Capital Leases and Synthetic Leases hereinafter incurred by the Borrower or any of its Subsidiaries in an aggregate principal amount that,

when taken together with the Remaining Present Value of outstanding Capital Leases and Synthetic Leases relating to Sale and Leaseback Transactions entered into in accordance with Section 8.05(ii), does not exceed $25,000,000 at any one time outstanding;

(o) other unsecured Indebtedness of Loan Parties in an aggregate principal amount which shall not exceed $25,000,000 at any time outstanding; and

(p) other unsecured Indebtedness maturing after the Maturity Date, provided that 100% of the net proceeds of such Indebtedness are used to repay, refinance or replace Indebtedness outstanding under this Agreement and the Notes.

Notwithstanding any provision to the contrary set forth in this Section 8.03, the aggregate outstanding principal amount of all Indebtedness incurred by the Excluded Subsidiaries (other than (i) Indebtedness owed to any Consolidated Party and (ii) renewals, refinancings, replacements and extensions of Indebtedness existing on the Closing Date and permitted by Section 8.03(b)), at any time on or after the Closing Date shall not exceed an amount equal to (i) $250,000,000 minus (ii) the then outstanding Attributed Principal Amount under any Permitted Receivables Financing.

8.04 Fundamental Changes.

Except in connection with an Excluded Disposition, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.13, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving Person, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party or the Borrower, (c) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any Loan Party provided that the continuing or surviving Person shall be a Loan Party, (d) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any other Consolidated Party which is not a Loan Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.05, (f) the Borrower or any Subsidiary of the Borrower may merge with any Person (other than a Consolidated Party with which it could not merge under any of clauses (a) through (e)) in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation, (g) any Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and (h) ZoomTown.com Inc. may merge with CBT or any CBT Subsidiary.

8.05 Dispositions.

Make any Disposition other than (a) an Excluded Disposition, and (b) so long as no Default or Event of Default shall have occurred and be continuing or would be directly or indirectly caused as a result thereof, other Dispositions; provided that (i) at least 50% of the consideration paid in connection therewith shall be in cash or Cash Equivalents, such payment to be made within five Business Days after the consummation of transaction, and the aggregate amount of all consideration paid or to be paid in connection therewith shall be in an amount not less than the fair market value of the Property disposed of, (ii) such transaction is not a Sale and Leaseback Transaction unless, after giving effect to the entering into of the applicable lease in connection therewith, the Remaining Present Value of such lease, when taken together with the aggregate then outstanding principal amount of all Indebtedness incurred pursuant to Section 8.03(e) or (n) and the Remaining Present Value of outstanding leases previously entered into pursuant to this clause (ii), would not exceed $25,000,000, (iii) such transaction does not involve the Disposition of a part but not all of the Capital Stock of any Consolidated Party that does not result in an Investment that is permitted under Section 8.02, (iv) such transaction does not involve a Disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, (v) the fair market value of all of the assets sold or otherwise Disposed of in all such transactions after the Closing Date (other than Sale and Leaseback Transactions permitted hereunder) shall not exceed $75,000,000 per fiscal year, and (vi) if the fair market value of the Property Disposed of in any single Disposition (or in any series of related Dispositions) exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction (including any proposed use of the proceeds thereof for debt reduction or the making of any Investment), the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)-(d), as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information.

8.06 Restricted Payments.

Make, directly or indirectly, any Restricted Payment, except that:

(a) each Consolidated Party may make Restricted Payments (directly or indirectly) to any other Consolidated Party that is a Loan Party;

(b) each Subsidiary of the Borrower may declare and make ratable dividend payments or other distributions to holders of the Capital Stock of such Person.

(c) so long as no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect thereof, the Borrower may:

(i) declare and pay scheduled dividend payments on the Permitted Preferred Stock and the Other Permitted Equity;

(ii) (A) make payments pursuant to stock option plans or other stock related benefit plans (1) approved by the Board of Directors of the Borrower and (2) in the ordinary course of business made to directors, officers and employees of the Borrower to repurchase Capital Stock of the Borrower held by such Persons in case of resignation, the cessation or employment or retirement of such Person (by death, disability or otherwise); and (B) purchase or repurchase Capital Stock of the Borrower with the proceeds received by it from the exercise of rights under such plans by directors, officers and employees; and

(iii) refinance Permitted Preferred Stock or Other Permitted Equity with the proceeds of Other Permitted Equity; and

(d) so long as no Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, the Borrower may make other Restricted Payments, provided that (i) both before and after giving effect to any such Restricted Payment, the Loan Parties would be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information and (ii) at the time that such Restricted Payment is made, the aggregate amount of all such other Restricted Payments made after the Closing Date, when taken together with all prepayments of Indebtedness made by the Consolidated Parties pursuant to Section 8.12(b)(ii) (other than Restricted Payments and prepayments of Indebtedness made pursuant to Section 8.12(b)(ii) made with (A) amounts not in excess of the aggregate cumulative proceeds of any Equity Issuance by the Borrower consummated subsequent to the Closing Date and not more than 365 days prior to the date of such Restricted Payment, provided that such amounts have not previously served as the basis for allowing any other Restricted Payment made pursuant to this subsection (d), an Acquisition made pursuant to Section 8.02(h)(vi) or a prepayment of Indebtedness made pursuant to Section 8.12(b)(ii), or (B) amounts not in excess of the aggregate cumulative proceeds of any Disposition, Excluded Disposition or Involuntary Disposition consummated subsequent to the Closing Date and not more than 365 days prior to the date of such Restricted Payment, provided that such amounts have not previously served as the basis for allowing a Restricted Payment made pursuant to this subsection (d), an Acquisition made pursuant to Section 8.02(h)(vi) or a prepayment of Indebtedness made pursuant to Section 8.12(b)(ii)) shall not exceed at any time that the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate then received by the Administrative Agent pursuant to Section 7.02(b) for the four-quarter period ending as of the last day of the fiscal quarter to which such Compliance Certificate relates is (A) greater than 4.00 to 1.00, $75,000,000, (B) less than or equal to 4.00 to 1.00 but greater than 3.75 to 1.00, $125,000,000, (C) less than or equal to 3.75 to 1.00 but greater than 3.50 to 1.00, $150,000,000, (D) less than or equal to 3.50 to 1.00 but greater than 3.25 to 1.00, $175,000,000, and (E) less than or equal to 3.25 to 1.00, $225,000,000.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions among Loan Parties, (b) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (c) normal compensation and reimbursement of expenses of officers and directors, indemnification of officers and directors in respect of their services as such which indemnification is either required or permitted under the applicable corporate law of the applicable Consolidated Party's jurisdiction of incorporation or organization, and Investments permitted under Section 8.02(c), (d) in connection with Permitted Receivables Financings, (e) to the extent not permitted by clause (b) of this Section 8.08, other Restricted Payments permitted under Section 8.06 and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person's business consistent with past practices or on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person is not an officer, director or Affiliate.

8.09 Burdensome Agreements.

(a) Enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party or (v) except in respect of any Subsidiary which is not a Guarantor, (A) pledge its Property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v)(A) above) for (1) this Agreement and the other Loan Documents, (2) the Senior Note Documents, (3) the Junior Note Documents, (4) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or (n), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (5) any document or instrument governing Indebtedness incurred pursuant to subsection (g), (h), (k), (l), (m) or (o) of Section 8.03, (6) any document or instrument governing Indebtedness incurred to renew, refinance, replace or extend any Indebtedness governed by any document or instrument otherwise permitted to contain any such Contractual Obligation pursuant to this Section 8.09, (7) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien; or (8) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale;

(b) Enter into any Contractual Obligation (other than the documents governing or evidencing the Obligations, the 1993 Senior Note Indenture and the CBT Indentures) that requires the grant of a Lien by any Consolidated Party on any Collateral to secure obligations arising under such Contractual Obligation.

8.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Ratio
March 31, 2005	5.00:1.00
June 30, 2005	5.00:1.00
September 30, 2005	5.00:1.00
December 31, 2005	5.00:1.00
March 31, 2006	5.00:1.00
June 30, 2006	5.00:1.00
September 30, 2006	5.00:1.00
December 31, 2006	5.00:1.00
March 31, 2007	4.75:1.00
June 30, 2007	4.75:1.00
September 30, 2007	4.75:1.00
December 31, 2007	4.75:1.00
March 31, 2008	4.75:1.00
June 30, 2008	4.75:1.00
September 30, 2008	4.75:1.00
December 31, 2008	4.75:1.00
Each fiscal quarter ended thereafter	4.50:1.00

(b) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Ratio
March 31, 2005	2.50:1.00
June 30, 2005	2.50:1.00
September 30, 2005	2.50:1.00
December 31, 2005	2.50:1.00
March 31, 2006	2.25:1.00
June 30, 2006	2.25:1.00
September 30, 2006	2.25:1.00
December 31, 2006	2.25:1.00
Each fiscal quarter ended	2.00:1.00

Fiscal Quarter Ended	Ratio
thereafter

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Ratio
March 31, 2005	2.00:1.00
June 30, 2005	2.00:1.00
September 30, 2005	2.00:1.00
December 31, 2005	2.00:1.00
March 31, 2006	2.25:1.00
June 30, 2006	2.25:1.00
September 30, 2006	2.25:1.00
December 31, 2006	2.25:1.00
Each fiscal quarter ended thereafter	2.50:1.00

(d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.20 to 1.00.

8.12 Prepayment of Other Indebtedness, Amendment of Documents, Etc.

Permit any Consolidated Party to:

(a) if any Default or Event of Default has occurred and is continuing or would arise immediately after giving effect thereto as a result thereof, amend or modify any of the terms of any Junior Note Document or Senior Note Document if such amendment or modification would add or change any terms in a manner adverse to the Consolidated Parties or the Lenders, or shorten the final maturity or average life to maturity thereof or require any principal payment to be made sooner than originally scheduled or increase the interest rate applicable thereto;

(b) make (or give any notice with respect thereto) any voluntary, optional or other non-scheduled payment, prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of the 2005 Senior Notes, the 2005 Junior Notes or the 2003 8⅜% Junior Notes, except for (i) a refinancing of any such Indebtedness to the extent permitted pursuant to Section 8.03 (in each case whether or not mandatory), and (ii) other prepayments of such Indebtedness not otherwise permitted by this subsection (b), provided that, at the time that such prepayment is made, the aggregate amount of all such other prepayments under this clause (ii) made after the Closing Date, when taken together with all Restricted Payments made by the Consolidated Parties pursuant to Section 8.06(d) (other than Restricted Payments made pursuant to Section 8.06(d) or prepayments of Indebtedness made pursuant to this Section 8.12(b)(ii) made with (A) amounts not in excess of the aggregate cumulative proceeds of any Equity Issuance by the Borrower consummated subsequent to the

Closing Date and not more than 365 days prior to the date of such prepayment, provided that such amounts have not previously served as the basis for allowing any Restricted Payment made pursuant to Section 8.06(d), an Acquisition made pursuant to Section 8.02(h)(vi) or a prepayment made pursuant to this Section 8.12(b)(ii), or (B) amounts not in excess of the aggregate cumulative proceeds of any Disposition, Excluded Disposition or Involuntary Disposition consummated subsequent to the Closing Date and not more than 365 days prior to the date of such prepayment, provided that such amounts have not previously served as the basis for allowing a Restricted Payment made pursuant to Section 8.06(b), an Acquisition made pursuant to Section 8.02(h)(vi) or a prepayment made pursuant to this Section 8.12(b)(ii)), shall not exceed at any time that the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate then received by the Administrative Agent pursuant to Section 7.02(b) for the four-quarter period ending as of the last day of the fiscal quarter to which such Compliance Certificate relates is (A) greater than 4.00 to 1.00, $75,000,000, (B) less than or equal to 4.00 to 1.00 but greater than 3.75 to 1.00, $125,000,000, (C) less than or equal to 3.75 to 1.00 but greater than 3.50 to 1.00, $150,000,000, (D) less than or equal to 3.50 to 1.00 but greater than 3.25 to 1.00, $175,000,000, and (E) less than or equal to 3.25 to 1.00, $225,000,000;

(c) except as otherwise provided in subsection (b) above, make any payments in respect of Subordinated Indebtedness in violation of the relevant subordination provisions; or

(d) enter to any Contractual Obligation or amend or modify any of the terms of either CBT Indenture if the effect of such Contractual Obligation, amendment or modification would (i) encumber or restrict the ability of CBT to (i) pay dividends or make any other distributions to the any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, or (iv) sell, lease or transfer any of its Property to any Loan Party.

8.13 Organization Documents; Fiscal Year.

Permit any Consolidated Party (other than a Joint Venture) to (a) amend, modify or change its Organization Documents in a manner materially adverse to the Lenders or (b) change its fiscal year.

8.14 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, permit any Consolidated Party to (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Loan Party, CBT, any CBT Subsidiary, except (i) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries, and (ii) as a result of or in connection with an Investment not prohibited under Section 8.02 or a dissolution, merger, consolidation or Disposition of all or any portion of the Property or Capital Stock of a Subsidiary not prohibited by Section 8.02, Section 8.04 or Section 8.05, (b) permit any Subsidiary (other than any Joint Venture or any Wholly Owned Subsidiary) to issue or have outstanding any shares of preferred Capital Stock (other than preferred Capital Stock held by any Loan Party, CBT or any CBT Subsidiary or (c) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.

8.15 Negative Covenants Applicable to Wireless Holdco.

Notwithstanding any other provision of this Article VIII, until such time as Wireless LLC shall have become a Guarantor, permit Wireless Holdco to enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is restricted under Article VIII without regard to any of the enumerated exceptions to such covenants) other than providing general management services to Wireless LLC, holding the Capital Stock of Wireless LLC, exercising the voting rights and obligations as a member of Wireless LLC, holding and operating the Spectrum Assets, performing any obligations under the Loan Documents and engaging in other activities incidental and directly related to its existence and the foregoing.

8.16 Designated Senior Indebtedness.

The Borrower hereby agrees and acknowledges that all Obligations shall be "Designated Senior Indebtedness" (or any comparable term) for purposes of and as defined in each Junior Note Indenture and any documents governing any other Subordinated Indebtedness of the Borrower or any of its Subsidiaries in respect of which such term (or comparable term) has relevance.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.03(a) or Article VIII; or

(c) Certain Reporting Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02(a) or 7.02(b) and any such failure continues for 15 days after (i) a Responsible Officer of the Borrower has knowledge of such failure or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after (i) a Responsible Officer of the Borrower has knowledge of such failure or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(f) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due (automatically or otherwise), prior to its stated maturity; provided that this clause (i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness or (ii) there occurs (other than on a voluntary basis) under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(g) Insolvency Proceedings, Etc. The Borrower or any Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its

Property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against the Borrower or any Subsidiary (other than an Immaterial Subsidiary) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), and (i) enforcement proceedings are lawfully commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which such judgment is unpaid and a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(k) Invalidity of Loan Documents; Guarantees. (i) Any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document (other than any Issuer Document); or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than any Issuer Document), or purports to revoke, terminate or rescind any Loan Document (other than any Issuer Document); or (ii) except as the result of or in connection with a dissolution, merger or disposition of all or part of the assets or Capital Stock of a Subsidiary not prohibited by Section 8.04 or Section 8.05, the Guaranty given by any Subsidiary (other than an Immaterial Subsidiary) hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under its Guaranty, or any Subsidiary (other than an Immaterial Subsidiary) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

(l) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of all L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default specified in Section 9.01(g) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of all L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the acceleration of the Obligations as provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such, ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders

(including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, obligations under Swap Contracts between any Loan Party and any Lender of Affiliate of any Lender, obligations under an Treasury Management Agreement between any Loan Party and any Lender of Affiliate of any Lender and to Cash Collateralize the undrawn amounts of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. If at any time after any Obligation shall have been Cash Collateralized no Event of Default shall be continuing, the Administrative Agent shall promptly return to the Borrower all the Cash Collateral.

ARTICLE X
ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Lenders and the Agents agree that the Collateral Agent shall be entitled to all of the benefits and privileges of this Article X to the same extent as the Administrative Agent. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral

Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any

Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the applicable L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the applicable L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc..

Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 2.03(i) and (j), Section 2.08 and Section 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer(s), to pay to the Administrative Agent any amount due for the reasonable compensation, expenses,

disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize and direct each of the Administrative Agent and/or Collateral Agent, as applicable:

(a) to release (i) any Lien on any Property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations outstanding under the Loan Documents (other than contingent indemnification obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, (ii) any Lien on the Capital Stock of any Subsidiary that becomes a Non-Pledged Subsidiary at any time after the Closing Date as a result of a transaction permitted hereunder and (iii) any Lien on the Property or Capital Stock of Wireless LLC contemplated by Section 7.12(c), upon the consummation of a Wireless Disposition;

(b) to subordinate any Lien on any Property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if such Person (including, without limitation, Wireless LLC, as contemplated by Section 7.12(c)) becomes an Excluded Subsidiary at any time after the Closing Date as a result of a transaction permitted hereunder.

In connection with any termination or release pursuant to this Section 10.10, the Administrative Agent and/or the Collateral Agent shall promptly execute and deliver to the Borrower or any Subsidiary, at the Borrower's or such Subsidiary's expense, all documents that the Borrower or such Subsidiary shall reasonably request to evidence such termination or release. Effective immediately upon any Loan Party ceasing to be a Subsidiary or ceasing to be a Guarantor, such Loan Party shall cease to be a party to this Agreement. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's and/or Collateral Agent's, as applicable, authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the

Guaranty pursuant to this Section 10.10; provided that the failure to obtain such confirmation shall not derogate from the rights of the Borrower and the Subsidiaries under this Section 10.10.

ARTICLE XI
MISCELLANEOUS

11.01 Amendments, Etc.

(a) General. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective, except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, each Loan Party upon which such agreement will place additional obligation or from the rights of which such agreement will derogate and the and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties or other Subsidiaries that are parties thereto, in each case with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no such amendment, waiver or consent shall, without the written consent of each Lender affected thereby:

(A) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(B) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(C) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(D) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby;

(E) except as contemplated by paragraph (b) below, change the definition of "Required Lenders," any provision of this Section 11.01(a)(i) or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(F) (i) except as the result of or in connection with a Disposition not prohibited by Section 8.05, release all or substantially all of the Collateral and (ii) except as otherwise provided in Section 10.10, release all or substantially all of the Guarantors;

(G) release the Borrower from its obligations under the Loan Documents;

(ii) (A) no Default or Event of Default existing at the time of any proposed Credit Extension under the Revolving Commitments may be waived for the purposes of satisfying the condition precedent set forth in Section 5.02(b) in respect of such proposed Credit Extension without the consent at such time of Lenders holding in the aggregate at least a majority of the Revolving Commitments; provided, however, this Section 11.01(a)(ii)(A) shall not be applicable until such time as the aggregate principal amount of all Incremental Facilities consisting of one or more term loan tranches, if any, exceeds the Aggregate Revolving Commitments then in effect; and (B) without the consent of each Lender holding a Revolving Commitment or any outstanding Revolving Loans or participations (whether funded or not) in L/C Obligations (and/or participations therein), no amendment, waiver or consent relating to this Section 11.01(a)(ii) shall be effective;

(iii) (A) no amendment, waiver or consent shall, unless in writing and signed by each affected L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement

(iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

(v) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; and

(vi) the Fee Letters may be amended, or rights or privileges thereunder waived, in each case in a writing executed only by the parties thereto.

Notwithstanding the foregoing, (A) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the L/C Issuers and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more tranches but not under any other tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected tranche or tranches of Lenders that would be required to consent thereto under this Section 11.01 if such tranche or tranches of Lenders were the only tranche or tranches of Lenders hereunder at the time.

(b) Incremental Facilities.

(i)  For the avoidance of doubt and notwithstanding any provision to the contrary set forth in this Agreement or any other Loan Document, this Agreement may be amended (or amended and restated) at any time and from time to time to increase the Aggregate Revolving Commitments or to establish one or more separate tranches of term loans (each such increase to the Revolving Commitments and/or establishment of a new tranche term loans being referred to herein as an "Incremental Facility," and all of such increases and establishments being referred to collectively as the "Incremental Facilities") to be made to the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any Lender) that shall agree to provide any such increase to the Revolving Commitments or such separate tranches of term loans (but without the consent of any other Lender), and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the Revolving Commitment and/or term loan set forth in such agreement; provided, however, that: (A) without the consent of the Required Lenders, the aggregate principal amount of increases in the Revolving Commitments and/or separate term loans effected pursuant to this Section 11.01(b) shall not exceed $500,000,000; (B) no Default or Event of Default shall exist at the time of the amendment giving effect to any such increase in the Revolving Commitments and/or the making of a separate term loan, as applicable, becomes effective; and (C) no Lender shall be obligated to participate in any such increase by increasing its own commitment hereunder unless such Lender elects to do so in its sole discretion at the time of such increase. The terms applicable to any additional Revolving Commitments or term loans shall be the same as those applicable to the initial Revolving Commitments (after giving effect to any amendment in connection with the establishment of such additional Revolving Commitments or term loans), except in respect of pricing, amortization and maturity; provided, however, that (A) each such Incremental Facility structured as a separate term loan tranche may be provided the right to ratable (with each other Incremental Facility structured as a separate term loan tranche) prepayment in connection with any voluntary or mandatory prepayment, (B) no more than 20% of the initial principal amount of any Incremental Facility structured as a separate term loan tranche shall amortize (pursuant to schedule amortization) prior to the Maturity Date, and (C) the final maturity date of any Incremental Facility structured as a separate term loan tranche shall not occur prior to the Maturity Date or the final maturity date of any other then existing Incremental Facility structured as a separate term loan tranche.

(ii)  Any such amendment (or amendment and restatement) effected pursuant to Section 11.01(b)(i) shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Incremental Facility established thereby (including the amount and the final maturity thereof, any provisions relating to the amortization or mandatory prepayment thereof, the interest to accrue and be payable thereon and any fees to be payable in respect thereof (in each case subject to any applicable restrictions set forth in subsection (i) of this Section 11.01(b)) and to effect such other changes (including changes to the provisions of Section 11.01(a), Section 2.05 and the definition of "Required Lenders") as the Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Incremental Facility; provided, however, that no such agreement shall: (A) effect any change described in any of clauses (A), (B), (C), (F) and (G) of Section 11.01(a) without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any increase in the Aggregate Revolving Commitments or establishment of any Incremental Facility consisting of a separate tranche of term loans will not, of itself, be deemed to effect any of the changes described in clauses (A), (B), (C), (F) and (G) of Section 11.01(a)(i), and that modifications to Section 2.12, Section 9.03 or the definition of "Required Lenders" or other provisions relating to voting provisions to provide the Persons providing the applicable Incremental Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in clauses (D) and (E) of Section 11.01(a)(i)), or (B) amend Article VII, VIII or IX in any manner that by its terms benefits one or more tranches, but not all tranches, of Loans or Commitments without the prior written consent of Lenders holding a majority in interest of the Revolving Commitments then existing, if the Lenders holding Revolving Commitments are not so benefited, and of Lenders holding a majority in interest of each separate tranche of term loans then existing and not so benefited, (it being agreed that no provision requiring the Borrower to prepay term loans of one or more Incremental Facilities with the proceeds of Dispositions, Involuntary Dispositions, Debt Issuances, Equity Issuances or with the proceeds of excess cash flow will be deemed to violate this clause). The loans, commitments and borrowings of any Incremental Facility established pursuant to this Section 11.01(b) shall constitute Loans, Commitments and Borrowings under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty set forth in Article IV hereunder and the security interests and Liens created by the Collateral Documents, and the Borrower shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the requirements of this sentence are satisfied after the establishment of any such Incremental Facility.

(c) Voting Rights of Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(d) Voting Rights of Lenders During Bankruptcy Proceedings. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02 Notices. Effectiveness of Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Collateral Agent or Bank of America, in its capacity as an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

No failure by any Lender, any L/C Issuer, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent or Collateral Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, Collateral Agent any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), Collateral Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Parties, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach of contract, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), each L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), each L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent) or the applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent) or the applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitments are not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swingline Loans;

(iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the Swingline Lender and each L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of in the amount, if any, required as set forth in Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the

Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitation on Participation Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender or a Lender not otherwise exempt from backup withholding and information reporting if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time PNC assigns all of its Commitment and Loans pursuant to subsection (b) above, PNC may, upon 30 days' notice to the Borrower and the Lenders, resign as Swingline Lender. In the event of any such resignation as Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of PNC as Swingline Lender. If PNC resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c)). Upon the appointment of a successor Swingline Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender.

(i) Resignation as an L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America, PNC or any other Lender that is also acting as an L/C Issuer hereunder assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America, PNC or such Lender may, upon 30 days' notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, PNC or such Lender as an L/C Issuer. If Bank of America, PNC or such other Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, PNC or such Lender to effectively assume the obligations of Bank of America, PNC or such applicable Lender with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors, auditors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.07, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until such time as the Obligations under the Loan Documents have been Fully Satisfied.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender delivers a notice pursuant to Section 3.02 with respect to circumstances that do not affect the other Lenders hereunder, (iv) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that requires unanimous consent of all Lenders and that has been approved by the Required Lenders as provided in Section 11.01, or (v) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Lender's failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 11.06).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Term of Agreement.

The term of this Agreement shall be until the Obligations under the Loan Documents have been Fully Satisfied.

11.17 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law

October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

11.18 Subordination of Intercompany Debt.

Each Loan Party agrees that all intercompany Indebtedness among Loan Parties (the "Intercompany Debt") is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, under Section 9.01(a) or in the event the maturity of the Loans is accelerated under Section 9.02, no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Debt after the Administrative Agent shall have delivered a written notice to the Borrower to such effect. In the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.18, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

11.19 Matters Related to Existing Indentures.

The Lenders hereby ratify and approve the amendments set forth in (i) the fourth supplemental indenture dated as of January 31, 2005, to the 2003 16% Junior Note Indenture; (ii) the amendment to the purchase agreement dated as of January 31, 2005, to the 2003 16% Junior Note Purchase Agreement; and (iii) the first supplemental indenture dated as of January 28, 2005, to the 2003 Senior Note Indenture.

11.20 Permitted Receivables Financings.

(a) Each Lender, the Administrative Agent and the Collateral Agent agrees that, prior to the date that is one year and one day after the payment in full of all the obligations in respect of the Attributed Principal Amount in respect of any Permitted Receivables Financing, (i) it shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Receivables Financing SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the Capital Stock of any Receivables Financing SPC or any other instrument evidencing any Investment in any Receivables Financing SPC in its name or the name of any of its designees or nominees, (C) foreclose such security interest in the Capital Stock of any Receivables Financing SPC regardless of the bankruptcy or insolvency of any Loan Party, (D) exercise any voting rights granted or appurtenant to such Capital Stock of any Receivables Financing SPC or any other instrument evidencing any Investment therein or (E) enforce any right that the holder of any such Capital Stock of any Receivables Financing SPC or any other instrument evidencing any Investment therein might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Receivables Financing SPC and (ii) it hereby waives and releases any right to require (A) that any Receivables Financing SPC be in any manner merged, combined, collapsed or consolidated with or into any Loan Party, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Receivables Financing SPC as a separate entity be in any respect disregarded; provided, however, that the provisions of this Section 11.20 shall cease to be of any force or effect when the Obligations have been paid in full and the Revolving Commitments have been terminated or expired; and provided further, that the provisions hereof will not apply to a Lender, the Administrative Agent or the Collateral Agent in its capacity as a holder of any Indebtedness or other asset included in the Attributed Principal Amount or its ability to exercise any rights thereunder. Each Lender, the Administrative Agent and the Collateral Agent agree and acknowledge that each Receivables Financier is an express third party beneficiary with respect to this Section 11.20 (and only this Section 11.20) and such agent shall have the right to enforce compliance by the parties hereto with this Section 11.20.

(b) Upon the transfer or purported transfer by the Borrower or any Consolidated Party of Transferred Assets to a Receivables Financing SPC in a Permitted Receivables Financing, the Liens with respect to such Transferred Assets under the Security Documents shall automatically be released (and each of the Administrative Agent and the Collateral Agent, as applicable, is hereby authorized to execute and enter into any such releases and other documents as the Borrower may reasonably request in order to give effect thereto).

(c) Each Lender hereby authorizes and directs each of the Administrative Agent and the Collateral Agent, as applicable, in connection with any Permitted Receivables Financing, upon the request and at the expense of the Borrower, to enter into an intercreditor agreement with the applicable Receivables Financier to facilitate the establishment of such Permitted Receivables Financing and to effect the purposes of the provisions of this Agreement relating to Permitted Receivables Financings.